Exhibit 2.1
Execution Copy

STOCK PURCHASE AGREEMENT

BY AND AMONG

CHYRON CORPORATION,

CHYRON HOLDINGS, INC.,

CHYRON AKTIEBOLAG,

HEGO AKTIEBOLAG,

SELLERS

AND

SELLERS' REPRESENTATIVE

March 9, 2013

	5.1	Organization; Authority; Conflicts; Consents	24
	5.2	Non-Contravention	25
	5.3	Permits	26
	5.4	SEC and NASDAQ Compliance; Financial Statements	26
	5.5	Capital Structure	27
	5.6	Title	28
	5.7	Absence of Certain Changes	28
	5.8	Absence of Undisclosed Liabilities	28
	5.9	Litigation	29
	5.10	Restrictions on Business Activities	29
	5.11	Intellectual Property	29
	5.12	Interested Person Transactions	30
	5.13	Material Contracts	30
	5.14	Accounts Receivable	31
	5.15	Title to Property	31
	5.16	Taxes	31
	5.17	Employee Matters	33
	5.18	Insurance	33
	5.19	Compliance With Laws	33
	5.20	Brokers' and Finders' Fee	33
	5.21	Privacy	34
	5.22	International Trade Matters	34
	5.23	Foreign Corrupt Practices	34
	5.24	Closing Shares and Earn-Out Shares	34
	5.25	Knowledge of warranty breaches	35
5A.	Representations and Warranties of Chyron, Chyron US and Chyron AB		35
	5A.1	Organization; Authority; Conflicts; Consents	35
	5A.2	Closing Shares and Earn-Out Shares	36
	5A.3	Ownership and Operations of Chyron US and Chyron AB	36
6.	Conduct Prior to the Closing		36
	6.1	Conduct of Business	36
	6.2	Confidentiality	39
7.	Additional Agreements		39
	7.1	Access to Information	39
	7.2	Public Disclosure	39
	7.3	Regulatory Approvals; Further Assurances	40
	7.4	Hego Payout Spreadsheet	40
	7.5	Employees	40
	7.6	Expenses	40
	7.7	Resignations	41
	7.8	Proxy Statement	41
	7.9	Board Representation	41
	7.10	Incentive Compensation	41
	7.11	Private Placement	42

	7.12	Rule 144	42
	7.13	Director Liability Release	42
	7.14	Tax Election	43
	7.15	Release of Personal Guarantees	43
	7.16	Registration	43
	7.17	Registration Expenses	45
	7.18	Indemnification Relating to Registration	45
8.	Conditions to the Closing		47
	8.1	Conditions to Obligations of Each Party to Effect the Stock Sale	47
	8.2	Additional Conditions to the Obligations of Chyron	48
	8.3	Additional Conditions to the Obligations of Hego and the Sellers	48
9.	Termination		49
	9.1	Termination	49
	9.2	Effect of Termination	50
10.	Indemnification		50
	10.1	Survival; Indemnification; Sellers' Representative	50
	10.2	Sellers' Representative	51
	10.3	Actions of the Sellers' Representative	52
	10.4	Third-Party Claims	52
	10.5	Limitations on Recovery under the Representations and Warranties	52
11.	General Provisions		54
	11.1	Notices	54
	11.2	Taking of Necessary Action; Further Action	55
	11.3	LIMITATION OF LIABILITY	55
	11.4	Counterparts	56
	11.5	Entire Agreement; Parties in Interest; Assignment	57
	11.6	Severability	57
	11.7	Remedies Cumulative	57
	11.8	Governing Law; Dispute Resolution	57
	11.9	Amendment; Waiver	58

LIST OF EXHIBITS AND SCHEDULES

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of March 9, 2013 by and among Chyron Corporation, a New York corporation ("Chyron"), Chyron Holdings, Inc., a Delaware corporation ("Chyron US"), Goldcup 8582 AB (pending name change to Chyron AB), corp. reg. no. 556923-9402), a Swedish company ("Chyron AB"), Hego Aktiebolag (corp. reg. no. 556074-9730), a Swedish company ("Hego"), each person who has signed this Agreement as a "Seller" (collectively, the "Sellers") and Westhill Group AB (corp. reg. no. 556583-5948) as the representative of the Sellers (the "Sellers' Representative").

RECITALS

A. The Sellers are the record and beneficial owners of all of the outstanding shares of capital stock of Hego (the "Shares").

B. The Boards of Directors of Hego and Chyron believe it is in the best interests of their respective companies and the stockholders of their respective companies that Chyron AB acquire all of the Shares (the "Stock Sale") and, in furtherance thereof, have approved this Agreement.

C. Chyron AB desires to purchase from the Sellers and the Sellers desire to sell to Chyron AB all of the Shares, upon the terms and subject to the conditions set forth in this Agreement.

D. As a condition to the willingness of, and as an inducement to, Chyron and Hego to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of shares of Chyron's common stock are entering into transaction support agreements in substantially the form of Exhibit A attached hereto (the "Transaction Support Agreements").

NOW, THEREFORE, in consideration of the covenants and representations set forth herein and for other good and valuable consideration, the parties, intending to be legally bound, hereby agree as follows:

1. Definitions.  As used in this Agreement, the following terms shall have the following meanings:

"2013 Earn-Out Consideration" has the meaning set forth in Section 2.3(a)(i).

"2013 Earn-Out Period" shall mean the period starting on January 1, 2013 and ending on December 31, 2013.

"2013 Earn-Out Shares" has the meaning set forth in Section 2.3(a)(i).

"2013/2014 Earn-Out Period" shall mean the period starting on January 1, 2013 and ending on December 31, 2014.

"2014 Earn-Out Consideration" has the meaning set forth in Section 2.3(a)(ii).

"2014 Earn-Out Period" shall mean the period starting on January 1, 2014 and ending on December 31, 2014.

"2014 Earn-Out Shares" has the meaning set forth in Section 2.3(a)(ii).

"2015 Earn-Out Consideration" has the meaning set forth in Section 2.3(a)(iii).

"2015 Earn-Out Period" shall mean the period starting on January 1, 2015 and ending on December 31, 2015.

"2015 Earn-Out Shares" has the meaning set forth in Section 2.3(a)(iii).

"Affiliate" means, with respect to any person, any other person that is directly or indirectly controlled by, controls, or is under common control with such person; for purposes hereof, "control" of a person means (i) ownership of, or possession of the right to vote, more than twenty five percent (25%) of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.

"Agreement" has the meaning set forth in the preamble.

"Arbitration Panel" has the meaning set forth in Section 11.8.

"Base Shares" has the meaning set forth in Section 2.1.

"Capital Stock" shall mean any shares of Hego's capital stock.

"Chyron" has the meaning set forth in the preamble.

"Chyron AB" has the meaning set forth in the preamble.

"Chyron Balance Sheet Date" has the meaning set forth in Section 5.4(b).

"Chyron Balance Sheet" has the meaning set forth in Section 5.8.

"Chyron Business" shall mean the business of Chyron as conducted as of the date of this Agreement by Chyron and its Subsidiaries.

"Chyron Common Stock" has the meaning set forth in Section 2.1.

"Chyron Financial Statements" has the meaning set forth in Section 5.4(b).

"Chyron Intellectual Property Rights" has the meaning set forth in Section 5.10(a).

"Chyron Material Contract" has the meaning set forth in Section 5.12.

"Chyron Options/RSU Shares" has the meaning set forth in Section 2.1.

"Chyron Preferred Stock" has the meaning set forth in Section 5.5(a).

"Chyron Report" has the meaning set forth in Section 2.3(b).

"Chyron Proxy Statement" has the meaning set forth in Section 7.8.

"Chyron Pre-Closing Outstanding Shares" has the meaning set forth in Section 2.1.

"Chyron SEC Documents" has the meaning set forth in Section 5.4(a).

"Chyron Stockholder Approval" shall mean approval of this Agreement and the Stock Sale and the other transactions contemplated hereby by the holders of at least a majority of the shares of Chyron Common Stock present or represented by proxy at the meeting of Chyron stockholders at which such matter is submitted for consideration and action.

"Chyron US" has the meaning set forth in the preamble.

"Closing" has the meaning set forth in Section 2.2.

"Closing Date" has the meaning set forth in Section 2.2.

"Closing Consideration" has the meaning set forth in Section 2.1.

"Closing Consideration Measuring Date" has the meaning set forth in Section 2.1.

"Closing Shares" has the meaning set forth in Section 2.1.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Companies Act" means the Swedish Companies Act (SFS 2005:551).

"Companies Register" means the Swedish Companies Register.

"Confidentiality Agreement" has the meaning set forth in Section 6.2.

"Damages" means all direct losses incurred by an Indemnified Person.

"Dispute Notice" has the meaning set forth in Section 2.3(b).

"Earn-Out Arbiter" has the meaning set forth in Section 2.3(c).

"Earn-Out Consideration" has the meaning set forth in Section 2.3(a).

"Earn-Out Period(s)" has the meaning set forth in Section 2.3(b).

"Earn-Out Shares" has the meaning set forth in Section 2.3(a).

"Electronic Data Room" shall mean the electronic data room to which Chyron has been provided access in connection with the due diligence investigation conducted prior to the execution of this Agreement.

"Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature.

"Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended.

"FCPA" has the meaning set forth in Section 3.22.

"Filing Deadline" has the meaning set forth in Section 7.16(a).

"Fraud" shall mean the making of (a) a statement which is false, known by the maker to be false, intended by the maker to be relied upon and relied upon by the recipient who is entitled to rely upon it and who does not know of its falsity, and which causes harm to the recipient, (b) an intentional misrepresentation, (c) willful wrongdoing or (d) gross negligence.

"GAAP" shall mean, with respect to a person, the applicable generally accepted accounting principles in the particular jurisdiction where such person's financial accounts are prepared.

"Governmental Entity" has the meaning set forth in Section 3.2.

"Hego" has the meaning set forth in the preamble.

"Hego Balance Sheet Date" means December 31, 2012.

"Hego Balance Sheet" has the meaning set forth in Section 3.7.

"Hego Business" means the business of Hego as conducted as of the date of this Agreement by Hego and its Subsidiaries.

 "Hego Financial Statements" has the meaning set forth in Section 3.4(a).

"Hego Intellectual Property Rights" has the meaning set forth in Section 3.10(a).

"Hego Material Contract" has the meaning set forth in Section 3.12.

"Hego Other Equity Rights" shall mean, other than Capital Stock, any other capital stock, ownership right, option, warrant, stock appreciation right, phantom stock right, purchase right, subscription right, conversion right, exchange right, in each case, with respect to shares of Hego, or provision of any other contract or commitment that could require Hego to issue, sell, or otherwise cause to become outstanding any Capital Stock (contingent or otherwise).

"Hego Payout Spreadsheet" has the meaning set forth in Section 7.4.

"Hego Products" means the prior, current and, as of the Closing, planned products of Hego or any of its Subsidiaries developed, manufactured, sold, offered for sale, distributed, hosted, or supported or proposed as of the Closing to be developed, manufactured, sold, offered for sale, distributed, hosted, or supported by Hego or any of its Subsidiaries.

"Hego Revenue" means revenue that is recognized and recorded in the books and records of Chyron and its Subsidiaries (from time to time) (including but not limited to Hego and its Subsidiaries (from time to time)), in accordance with U.S. GAAP, for the relevant Earn-Out Period which, in each case, (i) is attributable to sales of the Milestone Products, whether such Milestone Products are sold by Hego salespeople, Chyron salespeople or otherwise, (ii) constitutes service revenue related to Milestone Products (including but not limited to extended product warranty offerings, technical service program offerings and consulting fees), and/or (iii) to the extent reasonably ascertainable in the ordinary course of the reporting of revenue of Chyron and its Subsidiaries, the pro-rata share of Milestone Products and/or related service revenue where non-Milestone Products and related services are bundled and sold with Milestone Products and related services.  Where Milestone Products and/or any related services and non-Milestone Products and/or any related services are bundled and sold, any rebates and discounts offered on Milestone Products and/or related services shall be disregarded for purposes of calculating the applicable Hego Revenue, unless and to the extent such rebates and discounts are (1) offered after the Closing in a manner consistent with Hego's established rebate and discount practices as in effect and which have been applied on a consistent basis for the preceding year prior to the Closing or (2) agreed to in advance of the applicable sales by the Sellers' Representative.  Hego Revenue shall exclude all other revenue of Chyron and its Subsidiaries.

"Hego Share Ledger" has the meaning set forth in Section 3.5(f).

"Indemnified Person" has the meaning set forth in Section 10.1(b).

"Indemnifying Person" has the meaning set forth in Section 10.1(b).

"International Trade Law" has the meaning set forth in Section 3.21.

"IRS" has the meaning set forth in Section 3.15(c).

 "knowledge of Chyron", "Chyron's knowledge" and similar references refer to the actual knowledge of any member of Chyron's Board of Directors and Jerry Kieliszak.

"knowledge of Hego", "Hego's knowledge" and similar references refer to the actual knowledge of any member of the Hego Board of Directors and Johan Apel.

"LCIA" shall have the meaning set forth in Section 11.8.

"Liabilities" shall include all obligations and liabilities of any nature whether matured or unmatured, fixed or contingent and whether or not required to be included in financial statements under GAAP.

"Material Adverse Effect" shall mean, in the case of Hego, any event, change or effect that is, or could reasonably be expected to be, materially adverse to the Hego Business and Hego's financial condition, properties, assets, Liabilities, operations or results of operations of Hego and its Subsidiaries, taken as a whole, and, in the case of Chyron, any event, change or effect that is, or could reasonably be expected to be, materially adverse to the Chyron Business and Chyron's financial condition, properties, assets, Liabilities, operations or results of operations of Chyron and its Subsidiaries, taken as a whole; provided that no such event, change or effect shall be considered in determining a Material Adverse Effect to the extent it results from one or more of the following: (a) general economic or business conditions or acts of war or terrorism, in each case, that do not disproportionately affect the applicable entity and its Subsidiaries, taken as a whole, (b) factors affecting the digital and broadcast graphics industry in general which do not disproportionately affect the applicable entity and its Subsidiaries, or (c) any change in GAAP or applicable laws.

"Milestone Products" shall mean the current and, as of the Closing, current as well as planned products and related services of Hego or any of its Subsidiaries developed, manufactured, sold, offered for sale, distributed, hosted, or supported or proposed as of the Closing to be developed, manufactured, sold, offered for sale, distributed, hosted, or supported by Hego or any of its Subsidiaries, together with any products, and related services, developed and sold during the applicable Earn-Out Period which are derived from or based on Hego Products or the intellectual property of Hego and its Subsidiaries existing prior to the Closing and also any new intellectual property or products, and related services, which are developed and sold after the Closing by personnel of Hego and its Subsidiaries who remained employed by Chyron and any of its Subsidiaries (including but not limited to Hego and any of its Subsidiaries) after the Closing or by any personnel hired thereafter by Chyron or any of its Subsidiaries to work with such continuing personnel of Hego and its Subsidiaries in the development of new Hego products and services or the sale thereof.

"Pre-Closing Additional Stock" has the meaning set forth in Section 2.4(a).

"Pre-Closing Period" has the meaning set forth in Section 7.1.

"Registrable Securities" has the meaning set forth in Section 7.16(a).

"Registration Deadline" has the meaning set forth in Section 7.16(a).

"Registration Indemnified Person" has the meaning set forth in Section 7.18(a).

"Registration Period" has the meaning set forth in Section 7.16(a).

"Registration Statement" has the meaning set forth in Section 7.16(a).

"RSUs" has the meaning set forth in Section 2.1.

"SEC" shall mean the United States Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Seller" or "Sellers" has the meaning set forth in the preamble.

"Sellers' Representative" has the meaning set forth in the preamble.

"Selling Holder Questionnaire" has the meaning set forth in Section 7.16(a).

"Shares" has the meaning set forth in the Recitals.

"Stockholder" shall mean each holder of record of Capital Stock.

"Stock Sale" has the meaning set forth in the Recitals.

"Stock Sale Consideration" shall mean the total of the Closing Consideration and the Earn-Out Consideration, if any.

"Subsidiary" shall mean an entity of which a party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity.

"Tax Authority" means any Governmental Entity responsible for the imposition, determination or collection of any Tax or the review or audit of any Tax Return.

"Tax Return" means any return (including any schedule or attachment and any information return), report, statement (including but not limited to Form TD F 90-22.1, if applicable), declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with applicable law relating to any Taxes.

"Tax" and collectively "Taxes" shall mean any and all U.S. federal, state and local, and all non-U.S., taxes, assessments and other governmental charges and duties, impositions, including taxes based upon or measured by gross receipts, gross income, net income, alternative or add-on minimum tax, gains, profits, sales, use, stamp, transfer, business and occupation, value added, customs duty, services, bulk sales, ad valorem, property taxes (real, tangible or intangible), unclaimed property, utility, telecommunications, franchise, capital stock, net worth, production, license, registration, fringe benefit, withholding, payroll, social security (or equivalent), employment, unemployment, disability, severance, recapture, excise, premium, environmental or windfall profit tax or other tax, governmental fee or other governmental assessment or charge, together with all interest, penalties and additions imposed with respect to such amounts.

"Trac AB" has the meaning set forth in Section 3.23.

"Trading Day" has the meaning set forth in Section 2.1.

"Transaction Support Agreements" has the meaning set forth in the preamble.

"UK Bribery Act" has the meaning set forth in Section 3.22.

2. Purchase and Sale of Shares.

2.1 Purchase and Sale of Shares.  At the Closing, subject to the terms and conditions of this Agreement, the Sellers shall sell, transfer and deliver to Chyron AB all of the Shares, free and clear of all Encumbrances, and in consideration therefor, Chyron AB shall transfer and deliver to each Seller the number of shares of Chyron's common stock, $.01 par value per share ("Chyron Common Stock") set forth next to each such Seller's name in the Hego Payout Spreadsheet, which shares of Chyron Common Stock to be issued to all of the Sellers in the aggregate (the "Closing Shares") as the consideration payable therefor at the Closing (together with the One Thousand Dollar ($1,000) Closing payment by Chyron AB to Hego, the "Closing Consideration") shall represent forty percent (40%) of the aggregate of: (a) the shares of Chyron Common Stock which are issued and outstanding on the date (the "Closing Consideration Measuring Date") which is ten (10) calendar days prior to the Closing Date or, if such date is not a day on which the NASDAQ Stock Market, Inc. is open for trading (a "Trading Day"), the Trading Day immediately prior to such date (the "Chyron Pre-Closing Outstanding Shares"), (b) the shares of Chyron Common Stock which are issuable upon the exercise of all options and restricted stock units ("RSUs") to purchase Chyron Common Stock which are outstanding on the Closing Consideration Measuring Date and which have exercise prices which are less than or equal to $1.25 per share (the "Chyron Options/RSU Shares"), and (c) the Closing Shares (the Chyron Pre-Closing Outstanding Shares, the Chyron Options/RSU Shares and the Closing Shares being, collectively, the "Base Shares").  For the avoidance of doubt, the Closing Shares shall be as set forth on the Hego Payout Spreadsheet and shall not be subject to change based upon any change in the trading prices of Chyron Common Stock at the time of issuance of such shares at the Closing or any other time. Each Seller that is a private person shall have the right to transfer its Shares prior to Closing to a wholly owned subsidiary owned by such Seller and shall further have the right to transfer the Closing Shares to such wholly owned subsidiary and such wholly owned subsidiary shall in either such case replace the Seller for all purposes as a party under this Agreement.

2.2 Closing.  The closing of the transactions contemplated hereby (the "Closing") shall take place three (3) business days after the satisfaction or waiver of the last of the conditions set forth in Section 8 to be satisfied or waived, or at such other date, and, in any case, at such time on such date as the parties agree (the "Closing Date").  The parties shall jointly prepare, execute and deliver a closing memorandum in accordance with which the Closing shall be conducted.  For the absence of doubt, the following actions shall take place at the Closing:

(a) the parties shall confirm that the conditions to Closing set forth in Section 8 have been satisfied;

(b) Chyron AB shall, or shall cause Chyron's transfer agent to, issue the Closing Shares to the Sellers in accordance with the Hego Payout Spreadsheet and pursuant to the terms of this Agreement, and shall pay Hego One Thousand Dollars ($1,000);

(c) the Sellers shall deliver to Chyron AB the share certificates (if issued in certificate form) representing the Shares, duly endorsed in the name of Chyron AB;

(d) the Sellers shall deliver to Chyron AB the share register of Hego, demonstrating that Chyron AB has been duly registered as the holder of all of the Shares;

(e) the required number out of the Hego Board of Directors shall authorize and enter into and deliver to Chyron AB, a General Power-of-Attorney in the form of Exhibit B attached hereto pursuant to which Hego's affairs shall be directed until such time as a superseding Board of Directors is elected or appointed and such election or appointment shall have been registered in the Companies Register;

(f) the Sellers shall deliver signed resignation letters from all members of the Hego Board of Directors;

(g) Chyron AB shall cause an extraordinary general meeting of Hego's shareholders and a meeting of Hego's Board of Directors to be held for the purpose of appointing new members of Hego's Board of Directors and new company signatories for Hego to replace those appointed by the Sellers, who shall resign upon the Closing; and

(h) Chyron AB shall cause to be filed with the Swedish Companies Register all corporate changes of Hego contemplated by this Section 2.2 which are required to be so filed.

The Closing shall take place at the offices of the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. at the Chrysler Center, 666 Third Avenue, New York, NY 10017, or at such other location as the parties hereto agree (it being understood that the Closing may be effected by the delivery of documents via e-mail, facsimile and/or overnight courier).

2.3 Earn-Out.

(a) Following the Closing, subject to Section 10, the Sellers may be entitled to receive additional consideration (the "Earn-Out Consideration") in the form of shares of Chyron Common Stock (the "Earn-Out Shares") up to an aggregate amount such that the sum of the Closing Shares and the Earn-Out Shares (if earned) will represent up to fifty percent (50%) of the sum of the Base Shares and the Earn-Out Shares (if earned), subject to and contingent upon the following conditions:

(i) Subject to Section 2.3(a)(iv), if Hego Revenue (as recorded and translated to US dollars under U.S. GAAP) exceeds Fifteen Million Five Hundred Thousand US Dollars ($15,500,000) for the 2013 Earn-Out Period, then the Sellers shall be entitled to receive, and Chyron AB shall cause to be issued to them, as Earn-Out Consideration (the "2013 Earn-Out Consideration"), a number of additional shares of Chyron Common Stock (the "2013 Earn-Out Shares") which will cause the percentage of the sum of the Base Shares and the 2013 Earn-Out Shares which is represented by the sum of the Closing Shares and the 2013 Earn-Out Shares to increase by five percent (5%) over the percentage of the Base Shares which is represented by the Closing Shares (i.e., from forty percent (40%) to forty-five percent (45%)), allocated to and among the Sellers as set forth in the Hego Payout Spreadsheet.

(ii) Subject to Section 2.3(a)(iv), if Hego Revenue (as recorded and translated to US dollars under U.S. GAAP) exceeds Sixteen Million US Dollars

($16,000,000) for the 2014 Earn-Out Period, then the Sellers shall be entitled to receive, and Chyron AB shall cause to be issued to them, as Earn-Out Consideration (the "2014 Earn-Out Consideration"), a number of additional shares of Chyron Common Stock (the "2014 Earn-Out Shares") which will cause the percentage of the sum of the Base Shares, the 2013 Earn-Out Shares (if earned) and the 2014 Earn-Out Shares which is represented by the sum of the Closing Shares, the 2013 Earn-Out Shares (if earned) and the 2014 Earn-Out Shares to increase by two and one-half percent (2.5%) over the percentage of the sum of the Base Shares, the 2013 Earn-Out Shares (if earned) and the 2014 Earn-Out Shares which is represented by the sum of the Closing Shares and the 2013 Earn-Out Shares (if earned) (i.e., from forty-five percent (45%) to forty-seven and one-half percent (47.5%) if the 2013 Earn-Out Consideration is earned and from forty percent (40%) to forty-two and one-half percent if the 2013 Earn-Out Consideration is not earned), allocated to and among the Sellers as set forth in the Hego Payout Spreadsheet.

(iii) Subject to Section 2.3(a)(iv), if Hego Revenue (as recorded and translated to US dollars under U.S. GAAP) exceeds Sixteen Million Five Hundred Thousand US Dollars ($16,500,000) for the 2015 Earn-Out Period, then the Sellers shall be entitled to receive, and Chyron AB shall cause to be issued to them, as Earn-Out Consideration (the "2015 Earn-Out Consideration"), a number of additional shares of Chyron Common Stock  (the "2015 Earn-Out Shares") which will cause the percentage of the sum of the Base Shares, the 2013 Earn-Out Shares (if earned), the 2014 Earn-Out Shares (if earned) and the 2015 Earn-Out Shares which is represented by the sum of the Closing Shares, the 2013 Earn-Out Shares (if earned), the 2014 Earn-Out Shares (if earned) and the 2015 Earn-Out Shares to increase by two and one-half percent (2.5%) over the percentage of the sum of the Base Shares, the 2013 Earn-Out Shares (if earned) and the 2014 Earn-Out Shares (if earned) which is represented by the sum of the Closing Shares, the 2013 Earn-Out Shares (if earned) and the 2014 Earn-Out Shares (i.e., from forty-seven and one-half percent (47.5%) to fifty percent (50%) if the 2013 Earn-Out Consideration and the 2014 Earn-Out Consideration are both earned, from forty-five percent (45%) to forty-seven and one-half percent (47.5%) if the 2013 Earn-Out Consideration is earned but the 2014 Earn-Out Consideration is not earned, from forty-two and one-half percent to forty-five percent (45%) if the 2013 Earn-Out Consideration is not earned but the 2014 Earn-Out Consideration is earned, and from forty percent (40%) to forty-two and one-half percent (42.5%) if neither the 2013 Earn-Out Consideration nor the 2014 Earn-Out Consideration is earned), allocated to and among the Sellers as set forth in the Hego Payout Spreadsheet.

(iv) Notwithstanding the foregoing, if Hego Revenue (as recorded and translated to US dollars under U.S. GAAP) exceeds Thirty-Three Million US Dollars ($33,000,000) for the 2013/2014 Earn-Out Period, then the Sellers shall be entitled to receive, and Chyron AB shall cause to be issued to them (to the extent not previously issued to them), the maximum number of Earn-Out Shares without regard to the provisions of Sections 2.3(a)(i), (ii) and (iii), which provisions shall thereupon cease to be of any force or effect (i.e. such that the sum of the Closing Shares and Earn-Out Shares issued to them will represent fifty percent (50%) of the sum of the Base Shares and the Earn-Out Shares issued to them).

(b) Reporting.  Not later than the ninetieth (90th) day following the end of each of the 2013 Earn-Out Period, the 2014 Earn-Out Period, the 2015 Earn-Out Period (unless the Hego Revenue for the 2013/2014 Earn-Out Period results in Section 2.13(a)(iv) being applicable) and the 2013/2014 Earn-Out Period (each an "Earn-Out Period" and together the

 "Earn-Out Periods"), Chyron shall prepare and deliver to the Sellers' Representative a report showing the Hego Revenue for each such Earn-Out Period and the resulting Earn-Out Consideration, if any, payable to the Sellers pursuant to Section 2.3(a) (in each case, the "Chyron Report").  Each Chyron Report shall be certified in writing on behalf of Chyron by Chyron's chief executive officer.  For a period of thirty (30) calendar days after receipt of each such Chyron Report, the Sellers' Representative shall have the right, at the Sellers' Representative's expense and upon not less than two (2) calendar days' prior notice to Chyron, to (a) meet with Chyron to discuss Chyron's calculations, and (b) have reasonable access, including in electronic form, during normal business hours to inspect the records, working papers, schedules and other documentation used or prepared by Chyron in connection with the preparation of such calculations, in any such case solely for the purpose of verifying such calculations.  Unless the Sellers' Representative gives notice of its disagreement (a "Dispute Notice") with Chyron's calculations, detailing the amount, nature and detailed basis of such dispute within thirty (30) calendar days after the delivery of the applicable Chyron Report, Chyron's calculations shall be final, conclusive and binding for all purposes, absent any Fraud by Chyron.

(c) Earn-Out Dispute Resolution.  In the event of such a disagreement and delivery of a Dispute Notice, Chyron and the Sellers' Representative shall first use their mutual diligent good faith efforts to resolve such dispute.  If they are unable to resolve the dispute within thirty (30) calendar days after delivery of the Dispute Notice, then the dispute shall be submitted to an independent accountant or accounting firm of recognized standing, selected jointly by Chyron and the Sellers' Representative, for resolution of the matter or matters in dispute (an "Earn-Out Arbiter").  Chyron, the Sellers and the Sellers' Representative shall cooperate in good faith with any Earn-Out Arbiter so selected, including but not limited to providing the Earn-Out Arbiter with such documentation and other information as is reasonably requested by the Earn-Out Arbiter. The Earn-Out Arbiter shall establish and inform the parties in disagreement regarding the process for resolving the matter or matters in dispute as the Earn-Out Arbiter determines, in the Earn-Out Arbiter's sole discretion. In the event that the matter or matters in dispute are not resolved within thirty (30) calendar days after selection of the Earn-Out Arbiter or no Earn-Out Arbiter is jointly selected within such period of thirty (30) calendar days, either Chyron or the Sellers' Representative may, by written notice to the other and to the LCIA, invoke resolution of the matter or matters in dispute by the LCIA pursuant to Section 11.8.  Chyron and the Sellers' Representative shall instruct the Earn-Out Arbiter to make a determination as promptly as practicable but in no event later than thirty (30) calendar days after the Earn-Out Arbiter's acceptance of appointment.  The Earn-Out Arbiter shall not be authorized to award fees and expenses.  Chyron, the Sellers' and the Sellers' Representatives shall bear their respective fees and expenses incurred in connection with resolution of the matter or matters in dispute by the Earn-Out Arbiter.  Chyron and Sellers' Representative shall enter into any engagement letter reasonably required by the Earn-Out Arbiter to perform the Earn-Out Arbiter's services hereunder.  A determination by the Earn-Out Arbiter as to the resolution of any dispute (including as to any procedural matter) shall be binding and conclusive upon the parties hereto.

(d) Earn-Out Distributions.  If the Sellers are entitled to receive, and Chyron AB is obligated to pay, any of the 2013 Earn-Out Consideration, 2014 Earn-Out Consideration or 2015 Earn-Out Consideration, as the case may be, then, on or prior to the thirtieth (30th) calendar day following the delivery of the Chyron Report, Chyron AB shall cause

Chyron's stock transfer agent to deliver such additional shares of Chyron Common Stock representing such earned Earn-Out Consideration to and among the Sellers as is set forth on the Hego Payout Spreadsheet, either directly or through the Sellers' Representative; provided that if there is a disagreement with respect thereto under Section 2.3(c) which has not been resolved or withdrawn on or prior to such distribution date, then the portion of the applicable Earn-Out Consideration which is in dispute (and only the amount in dispute) shall not be so paid but shall be paid on or prior to the fifteenth (15th) calendar day following the final resolution or withdrawal of such dispute in accordance with Section 2.3(c).

(e) Earn-Out Standard.  Neither Chyron nor Chyron AB shall act in bad faith to take any action which has the effect or purpose to prevent the issuance of any Earn-Out Consideration provided for in Section 2.3(a).  Further, if any of the actions set forth below occurs without the prior consent of the Sellers' Representative from the Closing Date until the conclusion of the 2015 Earn-Out Period (or the 2014 Earn-Out Period if the conditions in Section 2.3(a)(iv) are satisfied), Chyron and the Sellers' Representative shall in good faith discuss and agree on how the relevant Hego Revenue amount(s) shall be adjusted in order to take into account the impact of such action(s):

(i) Chyron reduces the allocation of sales personnel who are responsible for sales of a Milestone Product (other than as mutually planned, agreed and understood by Chyron and the Sellers' Representative prior to the Closing in connection with transition planning);

(ii) Chyron closes or shuts down a product line (other than as mutually planned, agreed and understood by Chyron and the Sellers' Representative prior to the Closing in connection with transition planning);

(iii) Chyron changes the accounting principles (other than as required pursuant to U.S. GAAP) that have been consistently applied to recognize and record revenue in the books and records of Chyron and its Subsidiaries (including, for the avoidance of doubt, Hego and its Subsidiaries);

(iv) Chyron allocates costs relating to the business of Chyron or its Subsidiaries to Hego or its Subsidiaries,

(v) Chyron moves assets, contracts, business or business opportunities from Hego or its Subsidiaries to Chyron or its Subsidiaries. For the purposes of this item (v), a "move" shall be deemed to have occurred even if no formal transfer from Hego to Chyron has taken place; or

(vi) Chyron takes any other actions with the intent or purpose to diminish or reduce the Hego Revenue for the purposes of reducing the Earn-Out Consideration or otherwise takes any measure with the intent or purpose to prevent the Sellers from receiving the Earn-Out Consideration.

Subject to the foregoing possible adjustments in calculating Hego Revenue for the purpose of the Earn-Out Consideration, Chyron shall be free to operate the business in the manner Chyron deems to be in the best interests of Chyron and Chyron's stockholders. Hego, the Sellers and the

Sellers' Representative acknowledge and agree that this Section 2.3(e) is the sole standard by which Chyron's actions shall be judged with respect to the Earn-Out Consideration.

(f) Earn-Out Consideration Rights Not Transferable.  No Seller may sell, exchange, transfer, pledge, hypothecate or otherwise dispose of, in whole or in part, his, her or its right to receive any Earn-Out Consideration pursuant to this Agreement and any transfer or attempted transfer in violation of this provision shall be null and void and shall not be recognized by Chyron, Chyron AB or Hego.

(g) No Interest.  The parties acknowledge and agree that no separate cash or other payment of interest will be made by Chyron AB with respect to any Earn-Out Consideration, and Chyron AB shall have no liability whatsoever with respect to any Tax obligations of the Sellers with respect to any Earn-Out Consideration.

2.4 Anti-Dilution Covenants.  If any additional Chyron Common Stock, RSUs, stock options, security related incentive schemes or other equity awards are issued or granted during the period from the Closing Consideration Measuring Date until the Closing Date (together, the "Pre-Closing Additional Stock"), Chyron and Chyron AB jointly shall, at the Closing Date or as soon as practicable thereafter, take all necessary actions to ensure that additional shares of Chyron Common Stock are transferred and delivered to each Seller as listed in the Hego Payout Spreadsheet, on a pro rata basis and without any additional consideration to be paid in return, in order for the Chyron Common Stock issued to all of the Sellers in the aggregate as part of the Closing Consideration to represent forty percent (40%) of the sum of the Base Shares and the Pre-Closing Additional Stock.

2.5 Tax Consequences.  No party hereto makes any representation or warranties to any other party hereto regarding the Tax treatment of the Stock Sale or any transactions contemplated by this Agreement.  All parties hereto shall rely solely on their own respective Tax and legal advisors in connection with this Agreement, the Stock Sale and the other transactions or agreements contemplated by this Agreement.

3. Representations and Warranties of Hego.  Subject to any exceptions or differences as reflected in any document in the Electronic Data Room as of the date of this Agreement, Hego represents and warrants to Chyron, Chyron US and Chyron AB as of the day hereof and as of Closing as set forth in this Section 3.  For the avoidance of doubt, the representations and warranties contained in this Section 3 are made solely for the purpose of the condition to Chyron's and Chyron AB's obligations to consummate and effect this Agreement and the transactions contemplated hereby, as set forth in Section 8.2(a), and not for the purpose of indemnification by Hego pursuant to Section 10.

3.1 Authority.  Hego is a company duly organized and validly existing under the laws of Sweden. Hego is properly registered with the Companies Register.  Each of Hego's Subsidiaries is an entity duly organized, validly existing and, to the extent "good standing" is of legal significance in the applicable jurisdiction of organization, in good standing under the laws of its jurisdiction of organization. Hego has made available in the Electronic Data Room copies of the articles of association of Hego and the equivalent organizational documents of each of its Subsidiaries, each as amended to date.  Except as set forth in Schedule 3.1, Hego does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.  Each entity set forth in Schedule 3.1 is a Subsidiary of Hego.  Except as set forth in Schedule 3.1, in any shareholder agreements relating to the Subsidiaries or in any constitutional documents relating to the Subsidiaries, Hego owns all of the capital stock of each such Subsidiary and there is no other capital stock, ownership right, option, warrant, stock appreciation right, phantom stock right, purchase right, subscription right, conversion right, exchange right, in each case, with respect to the shares of such Subsidiary, or other contract or commitment that could require Hego or such Subsidiary to issue, sell, or otherwise cause to become outstanding any capital stock of any such Subsidiary (contingent or otherwise).  Hego has not violated any of the provisions of its articles of association.  Hego has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby with respect to which Hego is a party.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby with respect to which Hego is a party has been duly authorized by all necessary corporate action on the part of Hego.  The Board of Directors of Hego has unanimously approved Hego's entry into this Agreement.  The execution and delivery of this Agreement by Hego does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Companies Act, any other law or regulation or the articles of association of Hego.  This Agreement has been duly executed and delivered by Hego and, assuming due authorization, execution and delivery of the other parties hereto, constitutes the valid and binding obligation of Hego enforceable against Hego in accordance with its terms to the extent this Agreement is applicable to Hego.

3.2 Non-Contravention.  The execution and delivery of this Agreement by Hego does not, and the consummation of the transactions contemplated hereby with respect to which Hego is a party will not, (i) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any Hego Material Contract, permit, concession, franchise, license, injunction, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Hego or its Subsidiaries or any properties or assets of Hego or its Subsidiaries, (ii) trigger, contravene, conflict with or result in any third party non-compete, notification, non-solicitation, covenant not to sue, right of first refusal, right of first negotiation or other third-party right binding on Hego or its Subsidiaries, or (iii) contravene, conflict with or result in any limitation on Hego's or its Subsidiaries' right, or, to the knowledge of Hego, Chyron's right after the Closing, to indirectly own any Hego Intellectual Property Rights.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") or other person or entity is required by or with respect to Hego or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby with respect to which Hego is a party.  Hego and each of its Subsidiaries is, to the extent that being "qualified to do business and in "good standing" is of legal significance in the applicable jurisdiction, is qualified to do business and in good standing in each jurisdiction in which it conducts business activities or has assets requiring it to be qualified to do business.

3.3 Permits.  Hego and its Subsidiaries have obtained each necessary consent, license, permit, grant or other authorization of a Governmental Entity (a) pursuant to which Hego and its Subsidiaries operates or holds any interest in any of its properties; or (b) that is required for the operation of the Hego Business or the holding of any such interest and all of such permits, grants or other authorizations are in full force and effect.

3.4 Financial Statements.

(a) Hego has made available in the Electronic Data Room its audited consolidated financial statements for each of the fiscal years ended December 31, 2012 and 2011, including a balance sheet as of December 31, 2012 (the "Hego Balance Sheet Date") (collectively, all such financial statements, the "Hego Financial Statements").  The Hego Financial Statements have been prepared in accordance with Swedish law and Swedish GAAP applied on a consistent basis throughout the periods presented and consistent with each other or as otherwise described therein.  The Hego Financial Statements fairly present the consolidated financial condition, operating results and cash flow of Hego and its Subsidiaries as of the dates, and for the periods, indicated therein, all in accordance with Swedish law and Swedish GAAP.

(b) Hego and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements of Hego and to maintain accountability for assets; (iii) access to the assets of Hego and its Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Hego and its Subsidiaries are not party to or otherwise involved in any off-balance sheet arrangements, except for Hego's operating leasing arrangements in the amount of approximately 4.6 million SEK.

3.5 Capital Structure.

(a) The authorized capital stock of Hego consists exclusively of 1,539 common shares.  As of the date of this Agreement, 1,539 Hego common shares have been issued and are outstanding. In addition, twenty-one (21) Hego common shares have been issued but not registered as of the date hereof by the Companies Register.  There are no other shares of Capital Stock issued or outstanding.

(b) All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued, are fully paid and are free of any Encumbrances.  The issued and outstanding shares of Capital Stock are not subject to, and the issuance thereof has not triggered any, preemptive rights or rights of first refusal that were not complied with (or waived by the applicable Stockholder), in each case (i) created by statute, (ii) the articles of association of Hego or (iii) any agreement to which Hego is a party or by which it is bound.

(c) Hego has never sold or otherwise issued securities in violation of any applicable securities laws.

(d) Hego has no obligation or right (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of Capital Stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

(e) There are no agreements of Hego or its Subsidiaries to register any securities under the Securities Act or any other securities law.  There are no agreements to which Hego or any of its Subsidiaries is a party, or to which any shares of Capital Stock are subject, relating to the voting of shares of Capital Stock or otherwise granting, limiting or affecting the rights pertaining to shares of Capital Stock.

(f) The Hego share ledger in the Electronic Data Room (the "Hego Share Ledger") sets forth a true and complete list as of the date of this Agreement of all holders of Capital Stock and the shares of Capital Stock held by each holder.  Except as forth on the Hego Payout Spreadsheet, no Stockholder will be entitled to receive any payment with respect to his, her or its shares of Capital Stock as a result of this Agreement, the Stock Sale or any other of the transactions contemplated hereby.

(g) There are not now, and will not be as of the Closing, any Hego Other Equity Rights outstanding or issuable.

3.6 Absence of Certain Changes.  Since December 31, 2012, Hego and its Subsidiaries have conducted the Hego Business in the ordinary course of business, consistent with past practice, and there has not occurred or been (a) any change, event or condition (whether or not covered by insurance) that (i) has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, or (ii) that could reasonably be expected to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement; (b) any acquisition, sale or transfer of any material asset of Hego or its Subsidiaries other than in the ordinary course of business and consistent with past practice and except for the acquisition of Cogeye AB; (c) any change in accounting methods or practices (including any change in revenue recognition, depreciation or amortization policies or rates) by Hego or its Subsidiaries, except as required by Swedish GAAP, or any revaluation by Hego or its Subsidiaries of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the Capital Stock or any direct or indirect redemption, purchase or other acquisition by Hego of any Capital Stock, (e) any Hego Material Contract, other than Hego Material Contracts (I) entered into prior to the date of this Agreement in the ordinary course of business or (II) entered into on or after the date of this Agreement in compliance with Section 6.1, or (f) any material amendment or termination of, or default under, any Hego Material Contract to which Hego or any of its Subsidiaries is a party or by which it is bound other than termination of any Hego Material Contracts after the date of this Agreement in the ordinary course of business; (g) any amendment or change to the articles of association of Hego; or (h) any increase in or modification of the compensation or benefits payable or to become payable by Hego or its Subsidiaries to any of their directors or employees, except for normal adjustments in the ordinary course of business.

3.7 Absence of Undisclosed Liabilities.  Neither Hego nor any of its Subsidiaries has any Liabilities other than (a) those specifically set forth in the consolidated balance sheet of Hego as of the Hego Balance Sheet Date (the "Hego Balance Sheet"); and (b)

immaterial Liabilities incurred following the Hego Balance Sheet Date in the ordinary course of business consistent with past practice; (c) Liabilities (other than for breach thereof) under Hego Material Contracts, (d) immaterial Liabilities (other than for breach thereof) under other contracts entered into in the ordinary course of business consistent with past practice; and (e) Liabilities for accounts payable, payroll and accrued vacation, in each case, incurred in the ordinary course of business since the Hego Balance Sheet Date.

3.8 Litigation.  There is no private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Hego, threatened, against Hego or any of its Subsidiaries or any of their properties, nor, to the knowledge of Hego, is there any reasonable basis therefor.  To the knowledge of Hego, there is no private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Hego, threatened, against any current or former officer or director of Hego or any of its Subsidiaries (a) in their capacities as such, or (b) affecting the Hego Business, nor, to the knowledge of Hego, is there any reasonable basis therefor.  There is no injunction, judgment, decree or order against Hego or any of its Subsidiaries or any of their properties.  To the knowledge of Hego, there is no injunction, judgment, decree or order against any current or former officer or director of Hego or its Subsidiaries (a) in their capacities as such or (b) affecting the Hego Business.  There is no action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, that Hego or any of its Subsidiaries has pending or threatened against other parties.  There is no existing or, to the knowledge of Hego, reasonably anticipated dispute between Hego or any of its Subsidiaries and any person or entity (including any employee, supplier, sales representative, distributor, customer or other party) that could reasonably be expected to result in an action, suit, proceeding, claim or arbitration brought by or against Hego or any of its Subsidiaries.

3.9 Restrictions on Business Activities.  There is no injunction, judgment, decree or order by any Governmental Entity or agreement known to Hego and binding upon Hego or its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Hego or its Subsidiaries, any acquisition of property by Hego or its Subsidiaries or the conduct of the Hego Business.

3.10 Intellectual Property.

(a) Hego and its Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as are necessary or required for use in connection with their respective businesses (collectively, the "Hego Intellectual Property Rights").

(b) Schedule 3.10 lists the material intellectual property rights owned solely by Hego or its Subsidiaries. Certain of the intellectual property rights set out Schedule 3.10 shall be transferred to Hego prior to Closing.

(c) Neither Hego nor any Subsidiary has received notice that any of the Hego Intellectual Property Rights has expired, terminated or been abandoned, or is, to Hego's knowledge, expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement.  Neither Hego nor any Subsidiary has received any claim, whether written or oral, or otherwise has any knowledge of facts that could reasonably be expected to form the basis of such a claim, that any of the Hego Intellectual Property Rights is invalid or unenforceable or violates or infringes upon the intellectual property rights of any third party. Hego and its Subsidiaries have made available in the Electronic Data Room copies of all relevant correspondence concerning any alleged infringement, violation or misappropriation of any Hego Intellectual Property Rights. To the knowledge of Hego, all such Hego Intellectual Property Rights are valid and enforceable and there is no existing infringement, violation or misappropriation by a third party of any of the Hego Intellectual Property Rights.  Hego and its Subsidiaries have taken all reasonable security measures to obtain ownership or assignment from their employees or independent contractors of the exclusive rights to use all of the Hego Intellectual Property Rights with respect to inventions invented or other works created by them, alone or with any others, and to protect the secrecy, confidentiality and value of all of the Hego Intellectual Property Rights.  No "free software" or "open-source software" has been incorporated into or combined with any of the Hego Products, distributed or made available in connection with any of the Hego Products or used in any manner which grants, or purports to grant, to any third party any rights in any of the Hego Products or any of the Hego Intellectual Property Rights.

(d) To the knowledge of Hego, neither this Agreement nor the transactions complicated hereby will result in a loss of, adversely affect the validity, use or enforceability of, or trigger any third party rights in or to, any Hego Intellectual Property Rights.

3.11 Interested Person Transactions.  Neither Hego nor any of its Subsidiaries is indebted to any director, officer, employee or agent of Hego or its Subsidiaries (except for (i) amounts due as normal salary or board remuneration for the current payroll period and in reimbursement of ordinary expenses and (ii) the shareholder loans listed in Schedule 3.11, and no such person is indebted to Hego or any of its Subsidiaries.  There has been no transaction since January 1, 2011, and there is no currently proposed transaction, in which Hego was or is to be a participant and the amount involved exceeds $10,000, and in which any director, executive officer or immediate family member of any director or executive officer of Hego had or will have a direct or indirect material interest.

3.12 Hego Material Contracts.  All written Hego Material Contracts have been disclosed in the Electronic Data Room. With respect to each Hego Material Contract: (a) the Hego Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Hego or one of its Subsidiaries, except for such failures to be legal, valid, binding, enforceable or in full force and effect that, without Hego's knowledge, have been caused by a party to such Hego Material Contract other than Hego, and, to Hego's knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (b) the Hego Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect immediately prior to the Closing, except for such failures to be legal, valid, binding, enforceable or in full force and effect that, without Hego's knowledge, have been caused by a party to such Hego Material Contract other than Hego or that prior to Closing has been terminated in the ordinary course of business; and (c) neither Hego nor any of its Subsidiaries nor, to Hego's knowledge, any other party to such Hego Material Contract is in material breach or default, and, to the knowledge of Hego, no event has occurred that with notice or lapse of time would constitute a material breach or default by Hego or any of its Subsidiaries, or to Hego's knowledge, by any such other party, or permit termination, modification or acceleration, under such Hego Material Contract.  "Hego Material Contract" means any contract, agreement or commitment to which Hego or any of its Subsidiaries is a party with receipts or expenditures in excess of $150,000 during 2012.

3.13 Accounts Receivable.  Subject to any reserves in Hego's accounts, the accounts receivable shown on the Hego Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than affiliates, except for transactions among Hego and its Subsidiaries in the ordinary course of business.

3.14 Title to Property.  Hego and its Subsidiaries have good and marketable title to all of their properties, interests in properties and assets, real and/or personal, reflected in the Hego Balance Sheet or acquired after the Hego Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Hego Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Encumbrances of any kind or character, except (a) liens for current Taxes not yet due and payable; (b) such imperfections of title, liens and easements and similar Encumbrances as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing indebtedness for borrowed money that are reflected on the Hego Balance Sheet; (d) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements incurred in the ordinary course of business consistent with past practice; (e) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by applicable law incurred in the ordinary course of business consistent with past practice; (f) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens incurred in the ordinary course of business consistent with past practice; and (g) liens that follows from the floating charges (Sw. företagsinteckningar) granted to Svenska Handelsbanken AB.  The plants, property and equipment of Hego which are used in the Hego Business are in all material respects in good operating condition and repair, subject to normal wear and tear.  All assets owned by Hego and used in the Hego Business are reflected in the Hego Balance Sheet to the extent required by Swedish law and Swedish GAAP.  Hego owns no real property.

3.15 Taxes.
(a) Tax Returns.  Hego and each of its Subsidiaries has prepared and filed, or has had prepared and filed on its behalf, all material Tax Returns required to be filed with any Tax Authority, and such Tax Returns are true, accurate and complete in all material respects.  Neither Hego nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made in writing by a Tax

Authority in a jurisdiction where Hego or any of its Subsidiaries has not filed Tax Returns that Hego or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.  Neither Hego nor any of its Subsidiaries is subject to income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.  Neither Hego nor any of its Subsidiaries has at any time made, changed or rescinded any express or deemed election relating to Taxes that is not reflected in any Tax Return.  Neither Hego nor any of its Subsidiaries is party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income tax purposes or as a pass-through entity for any other Tax purpose.

(b) Tax Payments; Accruals; Withholding.  Hego and each of its Subsidiaries has paid all Taxes that have become due (whether or not shown on a Tax Return).  Neither Hego nor any of its Subsidiaries has any Liabilities for unpaid Taxes other than (i) those reflected in the reserve for Tax liability set forth on the Hego Balance Sheet to extent required by Swedish GAAP; and (ii) those incurred following the Hego Balance Sheet Date in the ordinary course of business consistent with past practice.  All Taxes that Hego and its Subsidiaries have been required to withhold or to collect for payment have been withheld or collected by Hego and to the extent required, paid to the appropriate Tax Authorities.  There are no liens for Taxes upon any of the assets of Hego or its Subsidiaries other than liens for Taxes not yet due and payable.

(c) Deficiencies; Waivers; Audits; Rulings.  No Tax deficiency is outstanding or assessed or, to Hego's knowledge, proposed against Hego or any of its Subsidiaries that is not reflected as a liability on the Hego Balance Sheet.  Neither Hego nor any of its Subsidiaries has executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension is currently in effect.  No Tax audits or administrative or judicial Tax proceedings are, to the knowledge of Hego, pending or being conducted with respect to Hego or any of its Subsidiaries.  No material issues relating to Taxes were raised in writing by a Tax Authority in any completed audit or examination that would reasonably be expected to recur in a taxable period not yet audited.  Neither Hego nor any of its Subsidiaries has received from any Tax Authority (including jurisdictions where Hego or any of its Subsidiaries has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against Hego or any of its Subsidiaries.  Hego has made available in the Electronic Data Room correct and complete copies of all examination reports and statements of deficiencies assessed against it by a Tax Authority or agreed to by Hego or any of its Subsidiaries. Neither Hego nor any of its Subsidiaries has been the subject of an Internal Revenue Service ("IRS") private letter ruling or similar Tax ruling under any state, local or non-U.S. law that has continuing effect.  There are no requests for rulings or determinations in respect of any Tax pending between Hego or any of its Subsidiaries and any Tax Authority.

(d) Liability for any Other Person's Taxes.  Neither Hego nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of section 1504(a) of the Code filing a consolidated U.S. federal income tax return (other than a group the common parent of which was Hego), and neither Hego nor any of its Subsidiaries has ever been a member of an affiliated group of corporations filing a consolidated, combined or unitary income tax return under provisions of state, local or non-U.S. tax law comparable to section 1504(a) of the Code (other than a group the common parent of which was Hego).  Neither Hego nor any of its Subsidiaries is a party to any tax-sharing agreement, tax allocation, tax indemnity or similar arrangement with any other party.  Neither Hego nor any of its Subsidiaries has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

(e) Tax Incentives.  Hego has made available to Chyron in the Electronic Data Room (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Hego or any of its Subsidiaries has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting Hego or any of its Subsidiaries.  Hego and its Subsidiaries are in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity, and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

(f) FIRPTA; Transfer Taxes.  Inasmuch as none of them owns or has ever owned any interest in any real property, neither Hego nor any of its Subsidiaries has been at any time a "United States real property holding corporation" within the meaning of section 897(c)(2) of the Code.

3.16 Employee Matters.  Hego and its Subsidiaries are in compliance, and have at all times been in compliance, in all material respects with all applicable laws and regulations respecting terms and conditions of employment, immigration and taxation.  There are no proceedings pending or, to Hego's knowledge, reasonably expected or threatened, between Hego or any of its Subsidiaries, on the one hand, and any or all of its current or former employees, consultants or independent contractors, on the other hand.  There are no claims pending, or, to Hego's knowledge, reasonably expected or threatened, against Hego or any of its Subsidiaries under any workers' compensation or long-term disability plan or policy that is not fully offset by insurance.  Hego and its Subsidiaries have no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to any law governing health care, retirement or pension schemes or coverage or the extension or continuation of any such schemes or coverage.  Hego and each of its Subsidiaries have provided all employees with all wages, benefits, accrued vacation, relocation benefits, stock options, bonuses and incentives, and all other compensation that has become due and payable, to date.

3.17 Insurance.  Hego and its Subsidiaries have in place the insurance policies set out in Schedule 3.17.  There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  All premiums due and payable under all such policies have been paid and Hego and its Subsidiaries are otherwise in compliance with the terms of such policies.  Hego has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.18 Compliance With Laws.  Hego and its Subsidiaries have complied with, are not in violation of and have not received any notices of violation with respect to, any applicable law or regulation, except for such violations as would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.19 Brokers' and Finders' Fee.  Except as set forth Schedule 3.19, no broker, finder or investment banker is entitled to brokerage or finder's fees or agent's commissions or investment banker's fees or any similar charges from or through Hego or its Subsidiaries in connection with this Agreement, the Stock Sale or any other transaction contemplated hereby.

3.20 Privacy.  Hego and its Subsidiaries (i) substantially comply with any and all privacy statements published or made available by Hego or any of its Subsidiaries, (ii) comply with all applicable privacy laws and regulations regarding the collection, retention, use and disclosure of personal information; and (iii) take the appropriate and industry standard measures to protect and maintain the confidential nature of the personal information provided to Hego or any of its Subsidiaries by individuals.  Hego and its Subsidiaries have adequate technological and procedural measures in place to protect personal information collected from individuals against loss, theft and unauthorized access or disclosure.

3.21 International Trade Matters.  Hego and its Subsidiaries are, and at all times have been, materially in compliance with and have not been and are not in material violation of any International Trade Law applicable to the Hego Business. Neither Hego nor any of its Subsidiaries has received any written order, notice, or other communication from any Governmental Entity of any actual or potential violation or failure to comply with any International Trade Law, including pre-penalty notice, notice of penalty, subpoena or request for documents, or notice of audit, investigation or inquiry.  "International Trade Law" shall mean any applicable statutes, laws and regulations governing the import or export of commodities, software or technology into any country or from any country in which the Hego Business is conducted and the payment of required duties and tariffs in connection with same.

3.22 Foreign Corrupt Practices.  Neither Hego, nor to the knowledge of Hego, any director or officer of Hego, or any consultant, agent or other person acting for or on behalf of Hego or any of its Subsidiaries has taken any action that would result in a violation by such person of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the "FCPA"), The Bribery Act of 2010 of the United Kingdom (the "UK Bribery Act"), or any other applicable anti-corruption law (but, in each case, only to the extent such applicable law is applicable to the foregoing persons), including: (a) by making use of the mails or any means or instrumentality of interstate commerce in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value, directly or indirectly, to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office to secure official action, or to any person (whether or not a foreign official) to influence that person to act in breach of a duty of good faith, impartiality or trust ("acting improperly") or to reward the person for acting improperly, in contravention of the FCPA or the UK Bribery Act or any other applicable anti-corruption law or (b) by requesting, agreeing to receive or accepting a financial or other advantage intending that, as a consequence, anyone's work duties will be performed improperly, or as a reward for anyone's past improper performance.  Hego and its Subsidiaries have conducted the Hego Business in compliance with the FCPA, the UK Bribery Act and any other applicable anti-corruption law, and Hego has instituted and maintained policies and procedures designed to cause each such person to comply with all such applicable anti-corruption laws (but, in each case, only to the extent any such law is applicable to Hego, its Subsidiaries or such persons).

3.23 Bankruptcy Proceeding.  Hego Trac AB (previously known as Svenska Tracab AB) ("Trac AB") has been declared bankrupt.  Neither Hego nor any of its Subsidiaries has received from the bankruptcy receiver presiding over such bankruptcy proceeding any claim against it.

3.24 Knowledge of Warranty Breaches.  Johan Apel is not aware of any existing or reasonably anticipated breach of any of the warranties set forth in Section 5 and Section 5A, respectively.

4. Representations and Warranties of the Sellers.  Each Seller severally, and not jointly, hereby represents and warrants to Chyron, Chyron US and Chyron AB, solely as to such Seller, as of the date hereof and as of the Closing, that:

4.1 Power and Authorization.  If a natural person, such Seller has full legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby with respect to which such Seller is a party.  If a natural person, such Seller is not a U.S. tax resident and, if not a natural person, no person having any interest in or control over such Seller is a U.S. tax resident. If such Seller is not a natural person, the execution and delivery of this Agreement and consummation by such Seller of the transactions contemplated hereby with respect to which such Seller is a party have been duly authorized by all necessary organizational action on the part of such Seller.  This Agreement (a) has been duly executed and delivered by such Seller and (b) is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, assuming due authorization, execution and delivery by other parties hereto.

4.2 Authorization of Governmental Entities.  No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Entity is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Seller of this Agreement or (b) the consummation of the transactions contemplated hereby by such Seller.

4.3 Non-Contravention.  Neither the execution, delivery and performance by such Seller of this Agreement nor the consummation of the transactions contemplated hereby will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Entity, violate any provision of any law applicable to such Seller; (b) result in a breach or violation of, or default under, any contractual obligation of such Seller; or (c) in the case of each Seller which is not a natural person, result in a breach or violation of, or default under, such Seller's organizational documents.

4.4 Title.  Such Seller is the record and beneficial owner of the outstanding Shares set forth opposite such Seller's name on the Hego Share Ledger, and has good and marketable title to such Shares, free and clear of all Encumbrances except as are imposed by applicable securities laws.  Such Seller has full right, power and authority to transfer and deliver to Chyron AB valid title to the Shares held by such Seller, free and clear of all Encumbrances.  Immediately following the Closing, Chyron AB will be the record and beneficial owner of such Shares, and have good and marketable title to such Shares, free and clear of all Encumbrances except as are imposed by applicable securities laws or created by Chyron AB.  Except pursuant to this Agreement, there is no contractual obligation pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any person to acquire any Shares or other equity interests in Hego.

4.5 Broker Liability.  Except as set forth in Schedule 3.19 and subject to Section 3.19, such Seller has no Liability of any kind to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.6 Investment Purpose.  Such Seller is acquiring shares of Chyron Common Stock for his, her or its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such shares of Chyron Common Stock in violation of the Securities Act, or any rule or regulation under the Securities Act. Such Seller has had adequate opportunity to obtain from representatives of Chyron such information about Chyron as is necessary for the undersigned to evaluate the merits and risks of its acquisition of the shares of Chyron Common Stock. Such Seller has sufficient expertise in business and financial matters, and access to professional advice, to be able to evaluate the risks involved in the acquisition of the shares of Chyron Common Stock and to make an informed investment decision with respect to such acquisition.

5. Representations and Warranties of Chyron.  Subject to any exceptions or differences as reflected in reports filed with or other submissions to the SEC prior to the date hereof which are of public record, Chyron represents and warrants to Hego and the Sellers, as of the date hereof and as of the Closing, regarding itself and all of its Subsidiaries, that:

5.1 Organization; Authority; Conflicts; Consents.  Chyron is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Chyron has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  Each of Chyron's Subsidiaries is an entity duly organized, validly existing and, to the extent "good standing" is of legal significance in the applicable jurisdiction of organization, in good standing under the laws of its jurisdiction of organization. Chyron has made available to Hego copies of the Certificate of Incorporation of Chyron and the equivalent organizational documents of each of its Subsidiaries, each as amended to date.  Except as set forth on Schedule 5.1, Chyron does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.  Each entity set forth on Schedule 5.1 is a Subsidiary of Chyron.  Except as set forth on Schedule 5.1, Chyron owns all of the capital stock of each such Subsidiary and there is no other capital stock, ownership right, option, warrant, stock appreciation right, phantom stock right, purchase right, subscription right, conversion right, or exchange right, in each case, with respect to the shares of such Subsidiary, or other contract or commitment that could require Chyron or such Subsidiary to issue, sell, or otherwise cause to become outstanding any capital stock of any such Subsidiary (contingent or otherwise).  Chyron has not violated any of the provisions of its Certificate of Incorporation.  Chyron has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby with respect to which Chyron is a party.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Chyron.  This Agreement has been duly executed and delivered by Chyron and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Chyron enforceable against Chyron in accordance with its terms.  No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Entity, is required by or with respect to Chyron in connection with the execution and delivery of this Agreement by Chyron or the consummation by Chyron of the Stock Sale and the other transactions contemplated hereby, except for (i) any required filings under the Exchange Act and with the Nasdaq Capital Market and (ii) the Chyron Stockholder Approval.  The execution and delivery of this Agreement by Chyron does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of any applicable law or regulation or the by-laws or certificate of incorporation of Chyron.

5.2 Non-Contravention.  The execution and delivery of this Agreement by Chyron does not, and the consummation of the transactions contemplated hereby with respect to which Chyron is a party will not, (i) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any Chyron Material Contract, permit, concession, franchise, license, injunction, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Chyron or its Subsidiaries or any properties or assets of Chyron or its Subsidiaries, (ii) trigger, contravene, conflict with or result in any third party non-compete, notification, non-solicitation, covenant not to sue, right of first refusal, right of first negotiation or other third-party right binding on Chyron or its Subsidiaries, or (iii) contravene, conflict with or result in any limitation on Chyron's or its Subsidiaries' respective right to use the Chyron Intellectual Property Rights.  Other than the Chyron Stockholder Approval and the consent of Silicon Valley Bank (which consent has been received as of the date of this Agreement), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other person or entity is required by or with respect to Chyron or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby with respect to which Chyron is a party.  Chyron and each of its Subsidiaries is, to the extent that being "qualified to do business" and in "good standing" is of legal significance in the applicable jurisdiction, qualified to do business and in good standing in each jurisdiction in which it conducts business activities or has assets requiring it to be qualified to do business.

5.3 Permits.  Chyron and its Subsidiaries have obtained each necessary consent, license, permit, grant or other authorization of a Governmental Entity (a) pursuant to which Chyron and its Subsidiaries operates or holds any interest in any of its properties; or (b) that is required for the operation of the Chyron Business or the holding of any such interest and all of such permits, grants or other authorizations are in full force and effect.

5.4 SEC and NASDAQ Compliance; Financial Statements.

(a) Since January 1, 2011, Chyron has at all times been in material compliance with the applicable rules and regulations of the Nasdaq Stock Market, Inc., has filed all registration statements, forms, reports, certifications and other documents required to be filed by Chyron with the SEC, and has made available to Hego copies of all registration statements, forms, reports, certifications and other documents filed by Chyron with the SEC since January 1, 2011, including all certifications and statements required by (i) Rule 13a-14 or 15d-14 of the Exchange Act or (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002).  For purposes only of the first sentence of this Section 5.4(a), the phrase "made available to Hego" shall be deemed to include Chyron filings and documents that are publicly available on the SEC's EDGAR system prior to the date of this Agreement. All such registration statements, forms, reports, certifications and other documents filed prior to the date of this Agreement are referred to herein as the "Chyron SEC Documents". All of the Chyron SEC Documents are publicly available on the SEC's EDGAR system.  The Chyron SEC Documents (x) were or will be filed on a timely basis, (y) at the time filed, or as of the date of the last amendment thereof, if any such Chyron SEC Document filed prior to the date hereof was amended after the filing and prior to the date of this Agreement, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Chyron SEC Documents, and (z) did not or will not at the time they were or are filed, or as of the date of such last amendment thereof, if any such Chyron SEC Document filed prior to the date hereof was amended after the filing and prior to the date of this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Chyron SEC Documents or necessary in order to make the statements in such Chyron SEC Documents, in the light of the circumstances under which they were made, not misleading.  No Subsidiary of Chyron is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(b) Chyron has made available to Hego its audited consolidated financial statements for each of the fiscal years ended December 31, 2012 and 2011, including a balance sheet, statement of operations and statement of cash flows on a consolidated basis as of and for the twelve-month period ended December 31, 2012 (the "Chyron Balance Sheet Date") (collectively, all such financial statements, the "Chyron Financial Statements").  The Chyron Financial Statements have been prepared in accordance with U.S. law and U.S. GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be material) applied on a consistent basis throughout the periods presented and consistent with each other or as otherwise described therein.  The Chyron Financial Statements fairly present the consolidated financial condition, operating results and cash flow of Chyron and its Subsidiaries as of the dates, and for the periods, indicated therein, all in accordance with U.S. law and U.S. GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be material).

(c) Chyron and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements of Chyron and to maintain accountability for assets; (iii) access to the assets of Chyron and its Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Chyron and its Subsidiaries are not party to or otherwise involved in any "off-balance sheet arrangements" (as defined in Item 303 of Regulation S-K under the Exchange Act).

5.5 Capital Structure.

(a) The authorized capital stock of Chyron consists of 150,000,000 shares of Chyron Common Stock and 1,000,000 shares of preferred stock, $1.00 par value per share (the "Chyron Preferred Stock").  As of the date of this Agreement, 17,382,578 shares of Chyron Common Stock have been issued and are outstanding and there are no other shares of any capital stock of Chyron issued or outstanding.  For the avoidance of doubt, no Chyron Preferred Stock has been issued or is outstanding.

(b) All of the issued and outstanding shares of Chyron Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and are free of any Encumbrances.  The issued and outstanding shares of Chyron Common Stock are not subject to, and the issuance thereof has not triggered any, preemptive rights or rights of first refusal that were not complied with (or waived by the applicable stockholder), in each case (i) created by statute, (ii) the Certificate of Incorporation of Chyron or (iii) any agreement to which Chyron is a party or by which it is bound.

(c) Chyron has never sold or otherwise issued securities in violation of any applicable securities laws.

(d) Chyron has no obligation or right (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of Chyron Common Stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

(e) There are no agreements of Chyron or its Subsidiaries to register any securities under the Securities Act or any other securities law that have not been satisfied or waived.  There are no agreements to which Chyron or any of its Subsidiaries is a party, or to which any shares of Chyron Common Stock are subject, relating to the voting of shares of Chyron Common Stock or otherwise granting, limiting or affecting the rights pertaining to shares of Chyron Common Stock.

(f) No Chyron shareholder will be entitled to receive any payment with respect to his, her or its shares of Chyron Common Stock as a result of this Agreement, the Stock Sale or any other transaction contemplated hereby.

5.6 Title.  Prior to the Closing, Chyron AB shall be the record and beneficial owner of the Closing Shares and shall be the record and beneficial owner of the Earn-Out Shares, if any, if and when issued, and will have good and marketable title to such shares, free and clear of all Encumbrances except as are imposed by applicable securities laws.  Chyron AB has full right, power and authority to transfer and deliver to the Sellers valid title to the Closing Shares and the Earn-Out Shares, if any, free and clear of all Encumbrances.  Immediately following the Closing, the Sellers will be the record and beneficial owners of the Closing Shares, and have good and marketable title to the Closing Shares, free and clear of all Encumbrances, except as are imposed by this Agreement and by applicable securities laws. In the event that Earn-Out Shares are issued to the Sellers pursuant to this Agreement, immediately following such issuance, the Sellers will be the record and beneficial owners of the Earn-Out Shares, and have good and marketable title to the Earn-Out Shares, free and clear of all Encumbrances, except as are imposed by this Agreement and by applicable securities laws. In connection with the transfer of the Closing Shares and Earn-Out Shares, if any, Chyron AB shall take or cooperate in the taking of all reasonable actions necessary to cause the ownership of the Closing Shares and Earn-Out Shares, if any, following the issuance of the same to be reflected in Chyron's stock ledger or otherwise to appear of record as the Sellers' Representative may reasonably request.

5.7 Absence of Certain Changes.  Since December 31, 2012, Chyron and its Subsidiaries have conducted the Chyron Business in the ordinary course of business consistent with past practice and there has not occurred or been (a) any change, event or condition (whether or not covered by insurance) that (i) has resulted in, or could reasonably be expected to result in, a Material Adverse Effect or (ii) that could reasonably be expected to prevent, materially alter or materially delay any of the material transactions contemplated by this Agreement; (b) any acquisition, sale or transfer of any material asset of Chyron or its Subsidiaries other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in revenue recognition, depreciation or amortization policies or rates) by Chyron or its Subsidiaries, except as required by U.S. GAAP, or any revaluation by Chyron or its Subsidiaries of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the Chyron Common Stock or any direct or indirect redemption, purchase or other acquisition by Chyron of any Chyron Common Stock or any Chyron Preferred Stock; (e) any Chyron Material Contract, other than Chyron Material Contracts (I) entered into prior to the date of this Agreement in the ordinary course of business or (II) entered into on or after the date of this Agreement in compliance with Section 6.1, or (f) any material amendment or termination of, or default under, any Chyron Material Contract to which Chyron or any of its Subsidiaries is a party or by which it is bound other than termination of any Chyron Material Contracts after the date of this Agreement in the ordinary course of business; (g) any amendment or change to the Certificate of Incorporation, as amended, or Bylaws of Chyron; or (h) any increase in or modification of the compensation or benefits payable or to become payable by Chyron or its Subsidiaries to any of their directors or employees.

5.8 Absence of Undisclosed Liabilities.  Neither Chyron nor any of its Subsidiaries has any Liabilities other than (a) those specifically set forth in the consolidated balance sheet of Chyron as of the Chyron Balance Sheet Date (the "Chyron Balance Sheet"); and (b) immaterial Liabilities incurred following the Chyron Balance Sheet Date in the ordinary course of business consistent with past practice; (c) Liabilities (other than for breach thereof) under any Chyron Material Contract, (d) immaterial Liabilities (other than for breach thereof) under other contracts entered into in the ordinary course of business consistent with past practice; and (e) Liabilities for accounts payable, payroll and accrued vacation, in each case, incurred in the ordinary course of business since the Chyron Balance Sheet Date.

5.9 Litigation.  There is no private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Chyron, threatened, against Chyron or any of its Subsidiaries or any of their properties, nor, to the knowledge of Chyron, is there any reasonable basis therefor.  To the knowledge of Chyron, there is no private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Chyron, threatened, against any current or former officer or director of Chyron or any of its Subsidiaries (a) in their capacities as such, or (b) affecting the Chyron Business, nor, to the knowledge of Chyron and its Subsidiaries, is there any reasonable basis therefor.  There is no injunction, judgment, decree or order against Chyron or any of its Subsidiaries or any of their properties.  To the knowledge of Chyron, there is no injunction, judgment, decree or order against any current or former officer or director of Chyron or its Subsidiaries (a) in their capacities as such, or (b) affecting the Chyron Business.  There is no action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, that Chyron or any of its Subsidiaries has pending or threatened against other parties.  There is no existing or, to the knowledge of Chyron, reasonably anticipated dispute between Chyron or any of its Subsidiaries and any person or entity (including any employee, supplier, sales representative, distributor, customer or other party) that could reasonably be expected to result in an action, suit, proceeding, claim or arbitration brought by or against Chyron or any of its Subsidiaries.

5.10 Restrictions on Business Activities.  There is no injunction, judgment, decree or order by any Governmental Entity or agreement known to Chyron and binding upon Chyron or its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Chyron or its Subsidiaries, any acquisition of property by Chyron or its Subsidiaries or the conduct of the Chyron Business.

5.11 Intellectual Property.

(a) Chyron and its Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as are necessary or required for use in connection with their respective businesses (collectively, the "Chyron Intellectual Property Rights").

(b) Schedule 5.11 lists the material intellectual property rights owned by Chyron or its Subsidiaries.

(c) Neither Chyron nor any Subsidiary has received notice that any of the Chyron Intellectual Property Rights has expired, terminated or been abandoned, or is, to Chyron's knowledge, expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement.  Neither Chyron nor any Subsidiary has received any claim, whether written or oral, or otherwise has any knowledge of facts that could reasonably be expected to form the basis of such a claim, that any of the Chyron Intellectual Property Rights is invalid or unenforceable or violates or infringes upon the intellectual property rights of any third party. Chyron and its Subsidiaries have made available to Hego copies of all relevant correspondence concerning any alleged infringement, violation or misappropriation of any Chyron Intellectual

Property Rights. To the knowledge of Chyron, all such Chyron Intellectual Property Rights are valid and enforceable and there is no existing infringement, violation or misappropriation by a third party of any of the Chyron Intellectual Property Rights.  Chyron and its Subsidiaries have taken all reasonable security measures to obtain ownership or assignment from their employees or independent contractors of the exclusive rights to use all of the Chyron Intellectual Property Rights with respect to inventions invented or other works created by them, alone or with any others, and to protect the secrecy, confidentiality and value of all of the Chyron Intellectual Property Rights. No "free software" or "open-source software" has been incorporated into or combined with any products sold by Chyron, distributed or made available in connection with any such products or used in any manner which grants, or purports to grant, to any third party any rights in any of the such products or any of the Chyron Intellectual Property Rights.

(d) To the knowledge of Chyron, neither this Agreement nor the transactions contemplated hereby will result in a loss of, adversely affect the validity, use or enforceability of, or trigger any third party rights in or to, any Chyron Intellectual Property Rights.

5.12 Interested Person Transactions.  Neither Chyron nor any of its Subsidiaries is indebted to any director, officer, employee or agent of Chyron or its Subsidiaries (except for amounts due as normal salary for the current payroll period and in reimbursement of ordinary expenses), and no such person is indebted to Chyron or any of its Subsidiaries.  There has been no transaction since January 1, 2011, and there is no currently proposed transaction, in which Chyron was or is to be a participant and the amount involved exceeds $10,000, and in which any director, executive officer or immediate family member of any director or executive officer of Chyron had or will have a direct or indirect material interest.

5.13 Material Contracts.  All of Chyron's material contracts (the "Chyron Material Contracts") have been filed as exhibits to the Chyron SEC Documents.  With respect to each Chyron Material Contract: (a) the Chyron Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Chyron or one of its Subsidiaries, except for such failures to be legal, valid, binding, enforceable or in full force and effect that, without Chyron's knowledge, have been caused by a party to such Chyron Material Contract other than Chyron, and, to Chyron's knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (b) the Chyron Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect immediately prior to the Closing, except for such failures to be legal, valid, binding, enforceable or in full force and effect that, without Chyron's knowledge, have been caused by a party to such Chyron Material Contract other than Chyron or that prior to Closing has been terminated in the ordinary course of business; and (c) neither Chyron nor any of its Subsidiaries nor, to Chyron's knowledge, any other party to such Chyron Material Contract is in material breach or default, and, to the knowledge of Chyron, no event has occurred that with notice or lapse of time would constitute a material breach or default by Chyron or any of its Subsidiaries, or to Chyron's knowledge, by any such other party, or permit termination, modification or acceleration, under such Chyron Material Contract.  Neither Chyron nor any of its Subsidiaries is a party to any Chyron Material Contract that is an oral contract or other legally-binding unwritten arrangement.

5.14 Accounts Receivable.    Subject to any reserves in the Chyron's accounts, the accounts receivable shown on the Chyron Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than affiliates, except for transactions among Chyron and its Subsidiaries in the ordinary course of business.

5.15 Title to Property.  Chyron and its Subsidiaries have good and marketable title to all of their properties, interests in properties and assets, real and/or personal, reflected in the Chyron Balance Sheet or acquired after the Chyron Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Chyron Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Encumbrances of any kind or character, except (a) liens for current Taxes not yet due and payable; (b) such imperfections of title, liens and easements and similar Encumbrances as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing indebtedness for borrowed money that are reflected on the Chyron Balance Sheet; (d) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements incurred in the ordinary course of business consistent with past practice; (e) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by applicable law incurred in the ordinary course of business consistent with past practice; and (f) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens incurred in the ordinary course of business consistent with past practice.  The plants, property and equipment of Chyron which are used in the Chyron Business are in all material respects in good operating condition and repair, subject to normal wear and tear.  All assets owned by Chyron and used in the Chyron Business are reflected in the Chyron Balance Sheet to the extent required by U.S. law and U.S. GAAP.  Chyron owns no real property.

5.16 Taxes.

(a) Tax Returns.  Chyron and each of its Subsidiaries has prepared and timely filed, or has had prepared and timely filed on its behalf, all material Tax Returns required to be filed with any Tax Authority, and such Tax Returns are true, accurate and complete in all material respects.  Neither Chyron nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made in writing by a Tax Authority in a jurisdiction where Chyron or any of its Subsidiaries has not filed Tax Returns that Chyron or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.  Neither Chyron nor any of its Subsidiaries is subject to income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.  Chyron and its Subsidiaries have disclosed on all applicable Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income tax within the meaning of section 6662 of the Code or any other Tax.  Neither Chyron nor any of its Subsidiaries has at any time made, changed or rescinded any express or deemed election relating to Taxes that is not reflected in any Tax Return.  Neither Chyron nor any of its Subsidiaries is party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income tax purposes or as a pass-through entity for any other Tax purpose.

(b) Tax Payments; Accruals; Withholding.  Chyron and each of its Subsidiaries has timely paid all Taxes that have become due (whether or not shown on a Tax Return).  Neither Chyron nor any of its Subsidiaries has any Liabilities for unpaid Taxes other than (i) those reflected in the reserve for Tax liability set forth on the Chyron Balance Sheet to the extent required by U.S. GAAP; and (ii) those incurred following the Chyron Balance Sheet Date in the ordinary course of business consistent with past practice.  All Taxes that Chyron and its Subsidiaries have been required to withhold or to collect for payment have been withheld or collected by Chyron and to the extent required, paid to the appropriate Tax Authorities.  There are no liens for Taxes upon any of the assets of Chyron or its Subsidiaries other than liens for Taxes not yet due and payable.

(c) Deficiencies; Waivers; Audits; Rulings.  No Tax deficiency is outstanding or assessed or, to Chyron's knowledge, proposed against Chyron or any of its Subsidiaries that is not reflected as a liability on the Chyron Balance Sheet.  Neither Chyron nor any of its Subsidiaries has executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension is currently in effect.  No Tax audits or administrative or judicial Tax proceedings are, to the knowledge of Chyron, pending or being conducted with respect to Chyron or any of its Subsidiaries.  No material issues relating to Taxes were raised in writing by a Tax Authority in any completed audit or examination that would reasonably be expected to recur in a taxable period not yet audited.  Neither Chyron nor any of its Subsidiaries has received from any Tax Authority (including jurisdictions where Chyron or any of its Subsidiaries has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against Chyron or any of its Subsidiaries.  Chyron has made available to Hego correct and complete copies of all examination reports and statements of deficiencies assessed against it by a Tax Authority or agreed to by Chyron or any of its Subsidiaries. Neither Chyron nor any of its Subsidiaries has been the subject of an IRS private letter ruling or similar Tax ruling under any state, local or non-U.S. law that has continuing effect.  There are no requests for rulings or determinations in respect of any Tax pending between Chyron or any of its Subsidiaries and any Tax Authority.

(d) Liability for any Other Person's Taxes.  Neither Chyron nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of section 1504(a) of the Code filing a consolidated U.S. federal income tax return (other than a group the common parent of which was Chyron), and neither Chyron nor any of its Subsidiaries has ever been a member of an affiliated group of corporations filing a consolidated, combined or unitary income tax return under provisions of state, local or non-U.S. tax law comparable to section 1504(a) of the Code (other than a group the common parent of which was Chyron).  Neither Chyron nor any of its Subsidiaries is a party to any tax-sharing agreement, tax allocation, tax indemnity or similar arrangement with any other party.  Neither Chyron nor any of its Subsidiaries has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

(e) Tax Incentives.  Chyron has made available to Hego (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Chyron or any of its Subsidiaries has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting Chyron or any of its Subsidiaries.  Chyron and its Subsidiaries are in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity, and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

5.17 Employee Matters.  Chyron and its Subsidiaries are in compliance, and have at all times been in compliance, in all material respects with all applicable laws and regulations respecting terms and conditions of employment, immigration and taxation.  There are no proceedings pending or, to Chyron's knowledge, reasonably expected or threatened, between Chyron or any of its Subsidiaries, on the one hand, and any or all of its current or former employees, consultants or independent contractors, on the other hand.  There are no claims pending, or, to Chyron's knowledge, reasonably expected or threatened, against Chyron or any of its Subsidiaries under any workers' compensation or long-term disability plan or policy that is not fully offset by insurance. Chyron and its Subsidiaries have no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to any law governing health care, retirement or pension schemes or coverage or the extension or continuation of any such schemes or coverage.  Chyron and each of its Subsidiaries have provided all employees with all wages, benefits, accrued vacation, relocation benefits, stock options, bonuses and incentives, and all other compensation that has become due and payable, to date.

5.18 Insurance.  Chyron and its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses similar to those of Chyron.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and Chyron and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds.  Chyron has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

5.19 Compliance With Laws.  Chyron and its Subsidiaries have complied with, are not in violation of and have not received any notices of violation with respect to, any applicable law or regulation, except for such violations as would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.20 Brokers' and Finders' Fee.  Except as set forth on Schedule 5.20, no broker, finder or investment banker is entitled to brokerage or finder's fees or agent's commissions or investment banker's fees or any similar charges from or through Chyron or its

Subsidiaries in connection with this Agreement, the Stock Sale or any other transaction contemplated hereby.

5.21 Privacy.  Chyron and its Subsidiaries (i) substantially comply with any and all privacy statements published or made available by Chyron or any of its Subsidiaries, (ii) comply with all applicable privacy laws and regulations regarding the collection, retention, use and disclosure of personal information; and (iii) take the appropriate and industry standard measures to protect and maintain the confidential nature of the personal information provided to Chyron or any of its Subsidiaries by individuals.  Chyron and its Subsidiaries have adequate technological and procedural measures in place to protect personal information collected from individuals against loss, theft and unauthorized access or disclosure.

5.22 International Trade Matters.  Chyron and its Subsidiaries are, and at all times have been, materially in compliance with and have not been and are not in material violation of any International Trade Law applicable to the Chyron Business. Neither Chyron nor any of its Subsidiaries has received any written order, notice, or other communication from any Governmental Entity of any actual or potential violation or failure to comply with any International Trade Law, including pre-penalty notice, notice of penalty, subpoena or request for documents, or notice of audit, investigation or inquiry.

5.23 Foreign Corrupt Practices.  Neither Chyron, nor to the knowledge of Chyron, any director or officer of Chyron, or any consultant, agent or other person acting for or on behalf of Chyron or any of its Subsidiaries has taken any action that would result in a violation by such person of the FCPA, the UK Bribery Act, or any other applicable anti-corruption law (but, in each case, only to the extent such applicable law is applicable to the foregoing persons), including: (a) by making use of the mails or any means or instrumentality of interstate commerce in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value, directly or indirectly, to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office to secure official action, or to any person (whether or not a foreign official) to influence that person to act in breach of a duty of good faith, impartiality or trust ("acting improperly") or to reward the person for acting improperly, in contravention of the FCPA or the UK Bribery Act or any other applicable anti-corruption law or (b) by requesting, agreeing to receive or accepting a financial or other advantage intending that, as a consequence, anyone's work duties will be performed improperly, or as a reward for anyone's past improper performance.  Chyron and its Subsidiaries have conducted the Chyron Business in compliance with the FCPA, the UK Bribery Act and any other applicable anti-corruption law, and Chyron has instituted and maintained policies and procedures designed to cause each such person to comply with all such applicable anti-corruption laws (but, in each case, only to the extent any such law is applicable to Chyron, its Subsidiaries or such persons).

5.24 Closing Shares and Earn-Out Shares.  The Closing Shares and the Earn-Out Shares, if and when issued, are duly authorized and will be validly issued, fully paid and non-assessable and free of any Encumbrances other than as contemplated by this Agreement and by the Securities Act.  On the Closing Date, prior to the consummation of the Closing, and on the issuance date, if any, of any Earn-Out Shares, respectively, Chyron AB will be the record and beneficial owner of the Closing Shares and any such Earn-Out Shares, and shall have good and marketable title to the Closing Shares and any such Earn-Out Shares, free and clear of all Encumbrances, except as are imposed by applicable securities laws.  Chyron AB will have full right, power and authority to transfer and deliver to the Sellers valid title to the Closing Shares and any such Earn-Out Shares, respectively, free and clear of all Encumbrances.  Immediately following the Closing and the issuance, if any, of any Earn-Out Shares, respectively, the Sellers will be the record and beneficial owner of the Closing Shares and any such Earn-Out Shares, and have good and marketable title to the Closing Shares and any such Earn-Out Shares, free and clear of all Encumbrances except as are imposed by applicable securities laws.  Except pursuant to this Agreement, there is no contractual obligation pursuant to which Chyron has, directly or indirectly, granted any option, warrant or other right to any person to acquire any Closing Shares, Earn-Out Shares or other equity interests in Chyron.  In connection with the sale and transfer of the Closing Shares and any Earn-Out Shares, Chyron AB shall take or cooperate in the taking of all reasonable actions necessary to cause the ownership of the Closing Shares and such Earn-Out Shares following the closing and the issuance, respectively, to be reflected in Chyron's share register or otherwise to appear of record as such Sellers may reasonably request.

5.25 Knowledge of Warranty Breaches.  Jerry Kieliszak and Michael Wellesley-Wesley are not aware of any existing or reasonably anticipated breach of any of the warranties set forth in Section 3 and Section 4, respectively.

5A.           Representations and Warranties of Chyron, Chyron US and Chyron AB.  Chyron, Chyron US and Chyron AB, jointly and severally, represent and warrant to Hego and the Sellers, as of the date hereof and as of the Closing, that:

5A.1           Organization; Authority; Conflicts; Consents.  Each of Chyron US and Chyron AB is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Chyron US and Chyron AB have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Chyron US and Chyron AB.  The Board of Directors of each of Chyron US and Chyron AB has approved this Agreement and the transactions contemplated hereby and no other corporate action on the part of Chyron US and Chyron AB is necessary to authorize the execution, delivery and performance by Chyron US and Chyron AB of this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Chyron US and Chyron AB and, assuming due authorization, execution and delivery of the other parties hereto, constitutes the valid and binding obligations of Chyron US and Chyron AB enforceable against Chyron US and Chyron AB in accordance with its terms.  The execution and delivery of this Agreement by Chyron US and Chyron AB does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of any provisions of their respective organizational documents or (ii) conflict with, or result in any violation of, or default under (with or without notice or lapse or time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any material contract, permit, concession, franchise, license, injunction, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Chyron US or Chyron AB or any properties or assets of Chyron US or Chyron AB, except, in the case of clause (ii), for any such conflicts, violations, defaults, terminations, cancellations, accelerations or losses of benefits as, individually or in the aggregate, could not reasonably be expected to prevent or materially delay or materially impair the ability of Chyron US or Chyron AB to consummate the transactions contemplated hereby.  No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Entity, is required by or with respect to Chyron US or Chyron AB in connection with the execution and delivery of this Agreement by Chyron US and Chyron AB or the consummation by Chyron US and Chyron AB of the transactions contemplated hereby.

5A.2           Closing Shares and Earn-Out Shares.  Chyron shall ensure that Chyron AB will have, as of the Closing, sufficient Closing Shares for issuance pursuant to this Agreement, and as of the issuance date for any Earn-Out Shares, sufficient Earn-Out Shares for issuance pursuant to this Agreement.

5A.3           Ownership and Operations of Chyron US and Chyron AB.  Chyron owns beneficially all of the outstanding capital stock of Chyron US, and Chyron US owns beneficially all of the outstanding share capital of Chyron AB.  Each of Chyron US and Chyron AB were formed solely for the purpose of engaging in the transactions contemplated hereby, have engaged in no other business activities and have conducted their respective operations solely as contemplated hereby.

6. Conduct Prior to the Closing.

6.1 Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the parties hereto shall take all reasonable steps to cause the Closing conditions set forth in Section 8 to be satisfied in a timely manner.  Except (i) to the extent expressly required by this Agreement, or (ii) as consented to in advance and in writing (which consent shall not be withheld, delayed or conditioned if withholding, delaying or conditioning such consent would be unreasonable), by Chyron, in the case of action by Hego, and Hego, in the case of action by Chyron, each of Hego and Chyron agree, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing: (a) to carry on its business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; (b) to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes; (c) to pay or perform other obligations when due; and (d) to use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing business shall be unimpaired at the Closing.  Hego agrees to promptly notify Chyron and Chyron agrees promptly to notify Hego of (a) any event that could reasonably be expected to have a Material Adverse Effect; (b) any event that could reasonably be expected to prevent, materially alter or materially delay, any of the transactions contemplated by this Agreement, and (c) any change in its capitalization as set forth in Section 3.5 and Section 5.5, respectively. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither Hego nor Chyron nor any of their respective Subsidiaries shall do, cause or permit any of the following, except as may occur in the ordinary course of business consistent with past practice, without the prior written consent of the other party:

(a) Charter Documents.  Cause or permit any amendments to its articles of association;

(b) Dividends; Changes in Capital Stock or Chyron Common Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Capital Stock or Chyron Common Stock, as applicable, or split, combine or reclassify any of its Capital Stock or Chyron Common Stock, as applicable, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Capital Stock or Chyron Common Stock and Chyron Preferred Stock, as applicable, or repurchase or otherwise acquire, directly or indirectly, any shares of Capital Stock or Chyron Common Stock, as applicable, except, in the case of Hego, from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c) Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Capital Stock or Chyron Common Stock or Chyron Preferred Stock, as applicable, or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities; provided, however, that Chyron shall be permitted to issue additional RSUs, stock options or other equity awards (which, for the avoidance of doubt, shall include additional shares of Chyron Common Stock issuable to employees in connection with its 401(k) plan), to the extent so required by binding agreements entered into prior to the date of this Agreement and in the ordinary course of business, consistent with past practice;

(d) Intellectual Property.  Transfer to any person or entity any Hego Intellectual Property Rights or Chyron Intellectual Property Rights, as the case may be, or enter into, terminate or amend, any agreement relating to the license, transfer or other disposition or acquisition of any such rights;

(e) Exclusive Rights.  Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to Hego Intellectual Property Rights or Chyron Intellectual Property Rights, as the case may be;

(f) Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its material properties or assets, other than sales of inventory in the ordinary course of business consistent with past practice;

(g) Indebtedness.  Incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guarantee any debt securities of others;

(h) Agreements.  Enter into, terminate or amend, in a manner that will adversely affect the Hego Business, in the case of Hego, or the Chyron Business, in the case of Chyron, (i) any agreement involving the obligation to pay or the right to receive $50,000 or more, or (ii) any agreement that is or would be a Hego Material Contract or Chyron Material Contract, as the case may be;

(i) Payment of Obligations.  Pay, discharge or satisfy, in an amount in excess of $50,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) not set forth on the Hego Balance Sheet or the Chyron Balance Sheet, as the case may be, or arising in the ordinary course of business;

(j) Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements, in excess of $50,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(k) Insurance.  Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(l) Employee Plans.  Amend any compensation arrangement or other benefit plan or arrangement, or adopt any compensation arrangement or other benefit plan or arrangement, except in order to comply with applicable laws or regulations;

(m) New Hires; Pay Increases.  Hire any new officer-level employee, pay any bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date of this Agreement), or increase the benefits, salaries or wage rates of its employees; provided, for the absence of doubt, that Hego and Chyron may pay bonuses and other compensation to its employees in the ordinary course of business consistent with past practice and that Hego and Chyron may each increase salaries as part of a 2013 salary review in the ordinary course of business consistent with past practice;

(n) Severance Arrangements.  Except for payments made pursuant to written agreements outstanding on the date of this Agreement and disclosed in the Electronic Data Room, in the case of Hego, or in the Chyron Material Contracts, in the case of Chyron, grant or pay any severance or termination pay or benefits to any director or officer or employee;

(o) Lawsuits.  Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Hego or Chyron, as the case may be, in good faith determines that failure to commence suit would result in the material impairment of a valuable right, provided that the applicable party consults with the other party prior to the filing of such a suit or (iii) to enforce its rights under this Agreement;

(p) Acquisitions.  Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

(q) Taxes.  Make or change any election in respect of Taxes, change any accounting method in respect of Taxes, adopt or change any period of accounting, enter into any closing agreement or similar agreement or arrangement with respect to Taxes, settle any claim or assessment in respect of Taxes, take any action to surrender any right to claim a refund or credit of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r) Revaluation.  Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in GAAP;

(s) Discounts.  Grant any discount or other concession in connection with the collection of any material account receivable other than in the ordinary course of business consistent with past practice;

(t) Collections.  Collect any account receivable other than in the ordinary course of business; or

(u) Other.  Take or agree in writing or otherwise to take, any of the actions described in this Section 6.1.

6.2 Confidentiality.  The parties acknowledge that Chyron and Hego have previously executed a Confidentiality Agreement dated October 4, 2012 (the "Confidentiality Agreement"), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms, notwithstanding the execution and delivery of this Agreement or any termination of this Agreement.  To the extent there is any inconsistency between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall prevail, except that the termination and non-termination provisions of the Confidentiality Agreement shall survive the termination of this Agreement.  The Confidentiality Agreement shall be governed by Swedish law and any dispute arising under the Confidentiality Agreement shall be resolved pursuant to Section 11.8 hereof.

7. Additional Agreements.

7.1 Access to Information.  Each of Hego and Chyron covenant that it and its respective Subsidiaries and representatives will afford the other party and its accountants, counsel and other representatives, reasonable access during business hours during the period from the date of this Agreement through the Closing (the "Pre-Closing Period"), to (A) all properties, personnel, books, contracts, and records of the applicable party and its Subsidiaries and (B) all other information concerning the business, properties and personnel of the applicable party and its Subsidiaries as the other party may reasonably request.  Subject to compliance with applicable law, during the Pre-Closing Period, Hego and Chyron shall confer on a regular and frequent basis with one another, and each such party's representatives as necessary, to report regarding operational matters of materiality and the general status of Hego's ongoing operations and/or Chyron's ongoing operations, as the case may be.  No information or knowledge obtained by either Hego or Chyron in any investigation pursuant to this Section 7.1 or otherwise shall affect or be deemed to modify any representation, warranty or covenant contained herein, the indemnification obligations set forth herein or the conditions to the obligations of the parties to consummate the Stock Sale.

7.2 Public Disclosure.  Each of Hego and Chyron covenant that neither such party, nor any of its respective Subsidiaries, stockholders or affiliates shall, without the consent of the other party, issue any press release or otherwise make any public statement or make any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, except as may be required by law.  Any press release or other public statement relating to this Agreement or the transactions contemplated hereby by Chyron, Chyron US or Chyron AB shall be approved in advance by the Sellers' Representative, which approval shall not be unreasonably withheld or delayed.

7.3 Regulatory Approvals; Further Assurances.  Subject to the terms hereof, the parties shall each use their reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, actions, non-actions, or orders required to be obtained or made by the parties  in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  The parties shall cooperate with each other in connection with the making of all such filings (subject to legal requirements regarding the sharing of information), including providing copies of all such documents to the other party's advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith.  The parties shall each use their reasonable best efforts (subject to legal requirements regarding the sharing of information) to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

7.4 Hego Payout Spreadsheet.  Hego shall deliver to Chyron no later than three (3) business days prior to Closing the "Hego Payout Spreadsheet", which shall set forth as of the Closing: all Stockholders, the shares of Capital Stock held by each Stockholder, the portion of the Closing Consideration to be paid to each such Stockholder, the relative percentage interest in any Earn-Out Consideration with respect to each such Stockholder. The Hego Payout Spreadsheet shall also set forth the last known address for each Stockholder.

7.5 Employees.  Subject to applicable law and the terms of any existing employment agreements by and between Hego and its employees, and except as otherwise specifically set forth herein, nothing in this Agreement is intended to restrict Chyron's rights after Closing to (a) modify the terms of any existing employment agreements by and between Hego and its employees or (b) terminate any of Hego's or Chyron's benefit plans in a manner consistent with their terms.

7.6 Expenses.  All external transaction costs invoiced in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided that, subject to and contingent upon the occurrence of the Closing, Chyron or one of its Subsidiaries shall pay or reimburse the reasonable, documented transaction expenses of Hego and the Sellers up to Five Hundred Thousand Dollars ($500,000).

7.7 Resignations.  To the extent permitted by applicable law and as Chyron and Hego agree, Hego shall cause the officers and directors of Hego's Subsidiaries to resign from such positions effective on Closing and shall, to the extent possible, cause designees jointly designated by Chyron and Hego to be appointed to such positions, effective upon the Closing.

7.8 Proxy Statement.  Chyron shall prepare and, prior to the end of the day on April 1, 2013, file with the SEC, a proxy statement for the solicitation of the approval of its stockholders describing this Agreement, the Stock Sale and the transactions contemplated hereby and thereby (the "Chyron Proxy Statement").  The Chyron Proxy Statement shall contain the recommendation of the board of directors of Chyron that its stockholders approve the Stock Sale and this Agreement and the conclusion of the Board of Directors of Chyron that the terms and conditions of the Stock Sale are fair to and in the best interests of its stockholders.  Chyron shall ensure that the Chyron Proxy Statement conforms in all respects with all applicable laws. Chyron shall send the Chyron Proxy Statement to certain of its stockholders as promptly as possible following the date of this Agreement and the Chyron Proxy Statement shall not (i) contain any statement that is false or misleading with respect to any material fact, (ii) omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or (iii) omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading.  Notwithstanding the foregoing, Chyron makes no representation, warranty or covenant with respect to any information supplied by Hego that is contained in any of the foregoing documents.  The information provided by Hego to Chyron specifically for inclusion in the Chyron Proxy Statement, including without limitation the Hego Financial Statements and related disclosure provided for inclusion therein, shall not (i) contain any statement that is false or misleading with respect to any material fact, (ii) omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or (iii) omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading.

7.9 Board Representation.  Johan Apel and one other designee of Hego who qualifies as an independent director under the rules of the Nasdaq Stock Market, Inc. shall be appointed to the Board of Directors of Chyron upon the Closing (representing two of nine board seats immediately following the Closing). The commitment of the members of the Chyron Board of Directors and affiliated stockholders to vote in favor of these appointments is set forth in and subject to the terms of the Transaction Support Agreements.  Chyron shall ensure that Johan Apel and the other board member to be appointed in accordance with this provision shall be covered by Chyron's director and officer liability insurance policy effective as of Closing.

7.10 Incentive Compensation.  Subject to the Chyron Stockholder Approval, either (i) a new long-term performance-based incentive equity compensation plan will be adopted by Chyron, or (ii) one of Chyron's existing equity compensation plans shall be amended to increase the number of shares available for issuance thereunder. The eligible participants in such new plan or in the increased number of shares under an existing plan will consist of all senior management of Hego and Chyron. The number of shares of Chyron Common Stock to be reserved for issuance under such plan or pursuant to such increase shall be not less than fifteen percent (15%) of Chyron's Pre-Closing Outstanding Shares.

7.11 Private Placement.  Each Seller hereby acknowledges and agrees that the offer and sale of the shares of Chyron Common Stock hereunder is being made pursuant to an exemption from the registration requirements under the Securities Act and, therefore, such shares of Chyron Common Stock cannot be resold unless they are subsequently registered under the Securities Act and any applicable state securities laws or unless an exception from such registration is available. Each Seller hereby agrees that it shall not sell, assign, pledge, transfer or otherwise dispose of or encumber any shares of Chyron Common Stock received by him, her or it (i) for a period of at least fifteen (15) months from the Closing Date and (ii) except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws. Any transfer or purported transfer in violation of this Section 7.11 shall be voidable by Chyron, and Chyron shall not be required or obligated to register any transfer of any shares of Chyron Common Stock in violation of this Section 7.11.  Chyron may, and may instruct its transfer agent, to place such stop transfer orders as may be required on the transfer books of Chyron in order to ensure compliance with this Section 7.11. Each certificate representing shares of Chyron Common Stock issued to any Seller pursuant to this Agreement shall upon issuance be endorsed with a legend in substantially the form set forth below:

"THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF (A) UNTIL THE DATE THAT IS FIFTEEN (15) MONTHS FROM THE CLOSING DATE AND (B) EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (ii) PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (iii) PURSUANT TO THE RESALE PROVISIONS OF RULE 144 PROMULGATED THEREUNDER."

7.12 Rule 144.  Chyron shall (a) use commercially reasonable efforts to timely file all reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and (b) take such further action as any Seller may reasonably request, to the extent required from time to time to enable such Seller to sell his, her or its shares of Chyron Common Stock following the date that is fifteen (15) months from the Closing Date without registration under the Securities Act, within the limitation of the exemptions provided by (i) Rule 144 or (ii) any similar rule or regulation hereafter adopted by the SEC.

7.13 Director Liability Release.  Provided that Hego's auditors do not recommend against it, Chyron shall, at the first and second annual general meetings of the shareholders of Hego and of its Subsidiaries following the Closing and absent Fraud, cause all members of the Board of Directors of Hego and its Subsidiaries respectively in office immediately prior to the Closing to be discharged and released from any and all personal liability for any action or inaction of Hego and the relevant Subsidiary for the period up to and including the Closing.

7.14 Tax Election.  The parties agree that Chyron AB shall make an election under section 338(g) of the Code with respect to the purchase and sale of the Shares and the One Thousand Dollar ($1,000) Closing payment by Chyron AB to the Sellers pursuant to this Agreement. Hego and Chyron AB agree that the Shares will be allocated to the assets of Hego and its Subsidiaries for all purposes in a manner consistent with such Section 338 and the regulations thereunder, and agree to cooperate to make this election in a timely manner and to file all Tax Returns and information reports in a manner consistent with such allocation.

7.15 Release of Personal Guarantees.  Chyron shall ensure that the Sellers and Hego directors that have provided personal guarantees for the obligations of Hego and/or its Subsidiaries as set out in Schedule 7.15 are released from such guarantees at Closing and shall indemnify such Seller or Hego director for any claim or liability raised against such person relating to such personal guarantees after the Closing.

7.16 Registration.

(a) By the date that is not later than nine (9) months following the Closing (the "Filing Deadline"), Chyron shall prepare and file with the SEC a registration statement (the "Registration Statement") covering the resale of all the Stock Sale Consideration held by the Sellers or their permitted transferees (the "Registrable Securities").  The Registration Statement required to be filed under this Agreement shall be filed on Form S-3 (or on such other form appropriate for such purpose and which Chyron is then eligible to use). Chyron shall use its reasonable best efforts to ensure that the Registration Statement is declared effective under the Securities Act as soon as practicable thereafter but no later than one hundred and twenty (120) days after the initial filing of such Registration Statement (the "Registration Deadline"), and shall use its reasonable best efforts to ensure that such Registration Statement is continuously effective until one (1) year after the latest date on which any Earn-Out Shares are issued (the "Registration Period").  Each Seller (for so long as it holds any of the Stock Sale Consideration, and each of its successors, assigns and direct and indirect transferees who become registered owners of the Stock Sale Consideration) will be required to furnish to Chyron a questionnaire in a form that is customarily used for such registration purposes (a "Selling Holder Questionnaire") before such Seller's portion of the Registrable Securities will be included in the Registration Statement. Chyron shall not be required to include the Registrable Securities in the Registration Statement until such Seller furnishes to Chyron a fully completed Selling Holder Questionnaire.

(b) Chyron shall respond promptly to any and all comments made by the staff of the SEC on the Registration Statement, and shall submit to the SEC, within three (3) business days after Chyron learns that no review of the Registration Statement will be made by the staff of the SEC or that the staff of the SEC has no further comments on the Registration Statement, as the case may be, a request for acceleration of the effectiveness of the Registration Statement to a time and date not later than two (2) business days after the submission of such request.

(c) Chyron shall:

(i) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective, true and correct during the Registration Period and to comply with the provisions of the Securities Act with respect to the sale or other disposition;

(ii) Furnish to the Sellers such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request to facilitate the disposition of Registrable Securities owned by them;

(iii) Use its reasonable best efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Sellers; provided that Chyron shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, except as may be required by the Securities Act;

(iv) Notify each holder of Registrable Securities covered by such Registration Statement at any time (i) of any request by the SEC or any other Governmental Entity for amendments or supplements to the Registration Statement filed pursuant to this Agreement or related prospectus or for additional information; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose; or (iii) when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(v) Notify the participating Sellers at any time when a prospectus relating to its Stock Sale Consideration is required to be delivered under the Securities Act, of Chyron becoming aware that the prospectus included in the related Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare and furnish to the participating Sellers a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Stock Sale Consideration, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(vi) Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC;

(vii) Cause all such Registrable Securities registered hereunder to be listed on the NASDAQ Capital Market or other securities exchange on which the Chyron Common Stock is then listed;

(viii) Cooperate with the Sellers who hold Stock Sale

Consideration covered by the Registration Statement to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing the Stock Sale Consideration covered by the Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Sellers may reasonably request and registered in such names as they may request;

(ix) Instruct Chyron's transfer agent to remove the restrictive legend on the stock certificates after effectiveness of the applicable Registration Statement and provide, with the cooperation of the participating Sellers, any required legal opinions at Chyron's sole expense; and

(x) Permit counsel for the Sellers to review the Registration Statement and all amendments and supplements thereto, and any comments made by the staff of the SEC concerning such Sellers and/or the Agreement and Chyron's responses thereto, at least two (2) business days prior to the filing thereof with the SEC (or, in the case of comments made by the staff of the SEC, within a reasonable period of time following the receipt thereof by Chyron) and shall not file any such document to which such counsel reasonably objects.

7.17 Registration Expenses.  Chyron shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations under this Agreement for each Seller, including (without limitation) all registration, filings and qualification fees, printers' and accounting fees and fees and disbursements of counsel for Chyron, but excluding commissions and the fees of counsel for each Seller with respect to Registrable Securities to be sold for the account of the Seller, as well as stock transfer taxes and fees.

7.18 Indemnification Relating to Registration.

(a) Chyron shall, and hereby does, indemnify, to the extent permitted by law, each Seller (for the purposes of this section, a "Registration Indemnified Person")) from and against all losses, claims, damages, liabilities and expenses, joint or several, to which such Registration Indemnified Person may become subject under the Securities Act, the Exchange Act and all rules and regulations under each such Act, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement as contemplated hereby or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus, together with the documents incorporated by reference therein (as amended or supplemented by Chyron), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any violation by Chyron of any federal, state or common law rule or regulation applicable to Chyron and relating to action of or inaction by Chyron in connection with any such registration including the failure to deliver any document required herein to be delivered, to a Seller or to the SEC; and in each such case, Chyron shall reimburse each such Registration Indemnified Person for any reasonable legal or other expenses incurred by him, her or it in connection with investigating or defending any such loss, claim, damage, liability, expense, action or proceeding; provided, however, that Chyron shall not be liable to a Registration Indemnified Person insofar as such losses, claims, damages, liabilities, expenses, actions or proceedings are caused by any untrue statement or alleged untrue statement or material omission to provide information pursuant to Section 7.18(b) made in reliance on or in conformity with any information furnished to Chyron by or on behalf of  such Registration Indemnified Person to be furnished under the Section 7.18(d) or as a result of the failure of such Registration Indemnified Person to furnish a prospectus to a purchaser.

(b) Each Seller participating in a Registration Statement shall furnish to Chyron in writing such information as shall be reasonably requested by Chyron for use in any such Registration Statement or prospectus and shall indemnify, to the extent permitted by law, Chyron, its officers and directors and each Person, if any, who controls Chyron within the meaning of Section 15 of the Securities Act, against any losses, claims, damages, liabilities, expenses, actions or proceedings resulting from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact with respect to information expressly requested by Chyron and required to be stated in the Registration Statement or prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission with respect to information expressly requested by Chyron is made in reliance on or in conformity with any information so furnished in writing or to be furnished under this Section 7.18(b) by such participating holder of Registrable Securities expressly for use therein.

(c) A Person entitled to indemnification under the provisions of this Section 7.18 shall (i) give prompt notice to the indemnifying person of any claim with respect to which it seeks indemnification, and (ii) unless in the reasonable judgment of counsel for such Registration Indemnified Person a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, permit such indemnifying person to assume the defense of such claim, with counsel reasonably satisfactory to the Registration Indemnified Person.  If such defense is so assumed, such indemnifying person shall not enter into any settlement without the consent of the Registration Indemnified Person if such settlement attributes liability to the Registration Indemnified Person and such indemnifying person shall not be subject to any liability for any settlement made without its consent.  In the event an indemnifying person shall not be entitled, or elects not, to assume the defense of a claim, such indemnifying person shall not be obligated to pay the fees and expenses of more than one law firm for all Registration Indemnified Persons in respect of such claim.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Registration Indemnified Person and shall survive the transfer of a Registration Indemnified Person's Stock Sale Consideration.

(d) If for any reason the foregoing indemnity is unavailable, then the indemnifying person shall contribute to the amount paid or payable by the Registration Indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying person and the Registration Indemnified Person as well as any other relevant equitable considerations.  Notwithstanding the foregoing, no holder of Registrable Securities shall be required to contribute any amount in excess of the amount such Person would have been required to pay to a Registration Indemnified Person if the indemnity under Section 7.18 was available.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) An indemnifying person shall make payments of all amounts required to be made pursuant to the foregoing provisions of this Section 7.18 to or for the account of a Registration Indemnified Person from time to time promptly upon receipt of bills or invoices relating thereto or when otherwise due and payable.

8. Conditions to the Closing.

8.1 Conditions to Obligations of Each Party to Effect the Stock Sale.  The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Chyron, Hego and the Sellers:

(a) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Stock Sale shall be and remain in effect, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Stock Sale, which makes the consummation of the Stock Sale illegal; provided further, that any legal obligations with respect to any relevant labor unions, including without limitation, negotiation obligations, shall have been complied with.

(b) Governmental Approval.  Chyron and Hego shall have timely obtained all approvals, waivers, actions, non-actions and consents, necessary to be obtained from Governmental Entities for consummation of or in connection with the Stock Sale and the other transactions contemplated hereby.

(c) Stockholder Approval.  The Chyron Stockholder Approval shall have been obtained prior to the end of the day on July 31, 2013.

(d) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Hego, Chyron or Chyron AB.

(e) Fraud.           With respect to Chyron's obligation to effect this Agreement and the transactions contemplated hereby, there shall not have occurred any Fraud in the making of the representations, warranties, covenants or agreements set forth in this Agreement on the part of Hego or any Seller.  With respect to the respective obligations of Hego and any Seller to effect this Agreement and the transactions contemplated hereby, there shall not have occurred any Fraud in the making of the representations, warranties, covenants or agreements set forth in this Agreement on the part of Chyron, Chyron US or Chyron AB.

(f) No Governmental Litigation.  There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and neither Chyron, Chyron AB, Chyron US nor Hego or any Seller shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Stock Sale; (ii) relating to the Stock Sale and seeking to obtain from Chyron or any of its Subsidiaries, or Hego or any of its Subsidiaries, or any Seller, any damages or other relief; (iii) seeking to prohibit or limit in any material respect Chyron AB's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Hego; or (iv) that would materially and adversely affect the right of Chyron AB, post-Closing, to indirectly own the assets or operate the business of Hego.

(g) No Other Litigation.  There shall not be pending any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Stock Sale or any of the other transactions contemplated by this Agreement; (ii) relating to the Stock Sale and seeking to obtain from Chyron or any of its Subsidiaries, or Hego or any of its Subsidiaries or any Seller, any damages or other relief; (iii) seeking to prohibit or limit in any material respect Chyron AB's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Hego; or (iv) that would materially and adversely affect the right of Chyron, post-Closing, to own the assets or operate the business of Hego.

8.2 Additional Conditions to the Obligations of Chyron.  The obligations of Chyron and Chyron AB to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Chyron:

(a) Representations and Warranties.  The representations and warranties of Hego in Section 3 and the Sellers in Section 4 shall be true and correct in all material respects, without regard to any qualification as to materiality contained in such representations and warranties, on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such Closing (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations.  Hego and the Sellers shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them respectively as of the Closing.

(c) Purchase of All Shares.  The Sellers shall have agreed to sell to Chyron AB all of the Shares, such that immediately following the Closing, Chyron AB shall own one hundred percent (100%) of the outstanding equity interests of Hego.

8.3 Additional Conditions to the Obligations of Hego and the Sellers.  The obligations of Hego and the Sellers to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Hego and the Sellers' Representative:

(a) Representations, Warranties and Covenants.  The representations and warranties of Chyron in Section 5 and of Chyron US and Chyron AB in Section 5A shall be true and correct in all material respects, without regard to any qualification as to materiality contained in such representations and warranties, on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such Closing (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations.  Chyron, Chyron US and Chyron AB shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

9. Termination.

9.1 Termination.  This Agreement may be terminated at any time prior to the Closing (with respect to Section 9.1(b) through Section 9.1(d), by written notice by the terminating party to the other parties):

(a) by the mutual written consent of Chyron and Hego and the Sellers' Representative;

(b) by either Chyron or Hego or the Sellers' Representative if the Stock Sale shall not have been consummated on or before August 31, 2013; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available with respect to a party if the failure to consummate the Stock Sale on or prior to such date is the result of any breach of this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 9.1(b);

(c) by either Chyron or Hego or the Sellers' Representative if a court of competent jurisdiction or other Governmental Entity shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Stock Sale;

(d) by either Chyron or Hego or the Sellers' Representative, if (A) (i) there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement on the part of another party set forth in this Agreement, such that the conditions set forth in Sections 8.2(a) or (b) (in the case of termination by Chyron) or Sections 8.3(a) or (b) (in the case of termination by Hego or the Sellers' Representative) would not be satisfied and (ii) such breach or inaccuracy shall not have been cured within thirty (30) calendar days following receipt by the breaching party of written notice of such breach or inaccuracy from another party, or (B) there is any Fraud in the making of such representation, warranty, covenant or agreement on the part of another party set forth in this Agreement; or

(e) by either Chyron or Hego or the Sellers' Representative if the Chyron Stockholder Approval is not obtained prior to the end of the day on July 31, 2013.

9.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, there shall be no Liability on the part of the Sellers, Chyron, Hego or their respective officers, directors, employees, agents or stockholders; provided that, notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any intentional, material breach of any agreement or covenant hereunder; and provided, further, that the provisions of Sections 6.2, 7.2, 9.2, 11.1, 11.3 and 11.8 shall remain in full force and effect and survive any termination of this Agreement.

10. Indemnification.

10.1 Survival; Indemnification; Sellers' Representative.

(a) Survival of Warranties.  Except for those contained in Sections 4.1, 4.4, 5.1, 5.24, and 5A.1-5A.3 which shall survive the Closing and continue in full force and effect until thirty (30) days after the expiration, if any, of all applicable statutes of limitations, all representations and warranties made herein, or in any certificate, schedule or exhibit delivered pursuant hereto, by any party, shall terminate as of the Closing.

(b) Indemnity.  Subject to the limitation provisions set forth in this Section 10, from and after the Closing, Chyron, on the one hand, and the Sellers, on the other hand, severally and not jointly (each, as indemnitor of the other, an "Indemnifying Person"), shall indemnify and hold harmless each other party hereto (which, with regard to the Sellers, shall include any such Seller that has complied with its obligations under this Agreement) and, if applicable, their respective officers, directors and employees (each, as indemnitee of the other, an "Indemnified Person") from and against any Damages arising out of or in connection with:

(i) any inaccuracy in, or any breach of, any representation or warranty made by (A) in the case of Chyron, Chyron pursuant to Section 5.24, and (B) in the case of the Sellers, by any Seller pursuant to Section 4.4; and

(ii) in the case of Chyron and Sellers, any breach of any covenant or agreement to be performed by Chyron or any Seller, respectively, prior to or as of the Closing pursuant to this Agreement and in respect of Chyron, any breach of Section 7.12, 7.13, 7.15, 7.16, 7.17 and 7.18 after Closing.

(c) Right to Bring Claim.  Only an Indemnified Person (or a person or entity designated in writing by such Indemnified Person) may bring a claim to recover for Damages that are economic losses of such Indemnified Person.

(d) Tax Treatment of Indemnification Payments.  Except as otherwise required by applicable law, the parties shall treat any indemnification payment made hereunder by the Sellers as an adjustment to the purchase price for the Capital Stock for income Tax purposes.

(e) Transfer of Chyron Shares.  Subject to Section 11.2, the only remedy available to Chyron for a breach by a Seller of its title warranty shall be to have the relevant number of Chyron shares re-transferred by such Seller. No other remedies are available. The maximum liability is thus capped at the number of shares received.

10.2 Sellers' Representative.

(a) By executing and delivering a counterpart of this Agreement and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Stock Sale, each Seller shall be deemed to have approved the designation of, and hereby designates, Westhill Group AB as the Sellers' Representative under the terms set forth herein to give and receive notices and communications, to authorize delivery to Chyron of any deliverables set forth in this Agreement, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any claims made pursuant to this Agreement, and to take all actions necessary or appropriate in the judgment of the Sellers' Representative for the accomplishment of the foregoing.  If the Sellers' Representative shall die, be removed by the written direction of the holders of a majority in interest of the Capital Stock (determined as of immediately prior to the Closing), become disabled, resign or otherwise be unable to fulfill its responsibilities hereunder, a new Sellers' Representative may be designated by the holders of a majority in interest of the Capital Stock (determined as of immediately prior to the Closing) upon not less than ten (10) days' prior written notice to Chyron.  No bond shall be required of the Sellers' Representative, and the Sellers' Representative shall receive no compensation for its services from Chyron, Hego or any of their Affiliates after the Closing.  Notices or communications to or from the Sellers' Representative shall constitute notice to or from each of the Sellers.  Each Seller agrees to receive correspondence from the Sellers' Representative, including in electronic form.

(b) The Sellers' Representative shall not be liable for any act done or omitted hereunder as Sellers' Representative while acting in good faith and without gross negligence or willful misconduct and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Sellers shall jointly and severally indemnify and hold the Sellers' Representative harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Sellers' Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, in each case as such loss, liability or expense is incurred.

(c) The Sellers' Representative shall have reasonable access to information about Hego and its Subsidiaries, including in electronic form to the extent reasonably available, for purposes of performing his duties and exercising his rights hereunder.  The Sellers' Representative and its members, managers, directors, officers, agents and employees shall treat confidentially and not disclose any nonpublic information from or about Hego or Chyron.

(d) The Sellers' Representative shall be entitled to reimbursement from the Sellers for all losses, liabilities and reasonable expenses incurred by the Sellers'

Representative in connection with performing the Sellers' Representative's duties as set forth in this Agreement; provided that the Sellers shall not be relieved from their obligations to reimburse such losses, liabilities and expenses, nor shall the Sellers' Representative be prevented from seeking any remedies available to the Sellers' Representative at law or otherwise against the Sellers with respect thereto.

10.3 Actions of the Sellers' Representative.  A decision, act, consent or instruction of the Sellers' Representative shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and Chyron and its Subsidiaries may rely upon any decision, act, consent or instruction of the Sellers' Representative as being the decision, act, consent or instruction of each and every such Seller.  Chyron and its Subsidiaries are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers' Representative.

10.4 Third-Party Claims.  In the event that an Indemnified Person becomes aware of a third-party claim that such Indemnified Person believes may result in an indemnifiable claim against such Indemnified Person pursuant to this Section 10, such Indemnified Person shall notify the applicable Indemnifying Person (or the Sellers' Representative, in the event that such Indemnifying Person is a Seller) of such claim (but the failure to deliver such notice shall not limit the Indemnified Person's rights under this Agreement except to the extent that such delay shall have prejudiced the Indemnifying Person with regard to such indemnifiable claim).  The Indemnifying Person shall be entitled to defend such third-party claim with counsel of its own choosing, who shall be reasonably acceptable to the Indemnified Person.  If the Indemnifying Person fails to undertake the defense of, or pay or otherwise settle (in accordance with the following provisions of this Section 10.4), the third-party claim within ten (10) days after the Indemnified Person has given written notice to the Indemnifying Person of the third-party claim, then the Indemnified Person may take any and all necessary action to dispose of the third-party claim, and any costs (including attorneys' fees) reasonably incurred by the Indemnified Person in so doing shall be borne by the Indemnifying Person. The Indemnifying Person shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to the third-party claim without the prior written consent of the Indemnified Person unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Person of money as sole relief for the claimant, (b) results in the full and general release of the Indemnified Person from all liabilities arising or relating to, or in connection with, the third-party claim and (c) involves no finding or admission of any violation of law or any right of any Person and no adverse effect on any other claims that may be made against the Indemnified Person.

10.5 Limitations on Recovery under the Representations and Warranties.

(a) Sole and Exclusive Remedy Pursuant to this Agreement.  Following the Closing, the indemnification rights provided in this Section 10 shall constitute the sole and exclusive remedy pursuant to this Agreement with respect to Damages of any kind or nature arising out of or in connection with any breach of or inaccuracy in any representation or warranty or undertaking contained in this Agreement except for Section 5.24 (in respect of Earn-Out Shares) and Section 7.12, 7.13, 7.15, 7.16, 7.17 and 7.18.  Further, for the avoidance of doubt, no indemnification rights pursuant to this Section 10 shall take effect prior to the Closing.

(b) Threshold for Certain Claims.  No claim for Damages for breach of a representation or warranty shall be made by a party whereby, for the purposes of this Section 10.5 (b), the Sellers shall be regarded as one party, hereto against another party hereto pursuant to this Section 10 unless all Damages of such party for a breach of a representation or warranty and all other parties to this Agreement similarly claiming Damages for a breach of a representation or warranty against such other party hereto, in the aggregate, exceed $10,000 (provided that any series or group of Damages arising out of or based on substantially the same circumstance or event and claimed by several parties shall be aggregated for the purpose of this assessment), in which case the party or parties hereto making such claim or claims shall be entitled to seek recovery of Damages for breach of a representation or warranty from such other party from the first dollar (without regard to any limitation of liability of any party hereto as provided for in this Section 10.5(b)).

(c) Cap on Seller Liability.  No Seller hereto shall be liable to any other Seller or parties hereto for Damages for breach of a representation or warranty in excess of the fair market value (measured as of the Closing Date) of the consideration actually received by such party pursuant to this Agreement. Chyron, Chyron US and Chyron AB only remedy in case of a breach by a Seller shall be that the relevant Seller returns to Chyron AB such amount of the Closing Shares and the Earn Out Shares, if any, that corresponds to the Damage, whereby such shares shall be valued at the issue price at Closing.

(d) Damages Offsets.  Without limiting the effect of any other limitation contained in this Section 10, for purposes of computing the amount of any Damages for breach of a representation or warranty incurred by an Indemnified Person, there shall be deducted an amount equal to the amount of any insurance proceeds (net of any reasonably estimated increased insurance premiums and other similar amounts resulting from making the claim that resulted in payment of such proceeds), indemnification payments, contribution payments or reimbursements, in each case, actually received by the applicable Indemnified Person or any of their Affiliates (in each case other than received from any such applicable Indemnified Person) with respect to such Damages.  If any portion of Damages resulting from a breach of a representation or warranty under this Agreement is tax-deductible for an Indemnified Person or any of its Affiliates, the indemnification payable by the relevant Indemnifying Person hereunder shall be reduced by the tax rate applicable in the relevant jurisdiction at the time of indemnification.

(e) Right to Remedy.  An Indemnifying Person who is in default under the terms of this Agreement shall have the right to remedy the subject of a claim for Damages after receiving notice of such claim from the Indemnified Person, provided the remedy takes place within thirty (30) calendar days after the Indemnifying Person's receipt of the Indemnified Person's notice. The Indemnifying Person shall not be liable pursuant to this Section 10 for any breach to the extent that the subject of such claim has been so remedied by or on behalf of the Indemnifying Person within the aforementioned time period.

(f) Sole Source of Liability.  Chyron, its Subsidiaries, Hego, its Subsidiaries and the Sellers have not provided any other warranties than the warranties set forth in Section 5, Section 5A, Section 3 and Section 4, respectively, and shall not be liable in respect of any warranty, representation, indemnity, covenant, undertaking, certificate, obligation toward third parties, liability under any statute (including but not limited to the Swedish Sale of Goods Act (Sw. köplagen), legal principle or otherwise arising out of, or in connection with, the warranties given under this Agreement, except where the same is expressly contained in this Agreement; provided, for the absence of doubt and subject to Section 10.6(g), that the Sellers shall only be liable with regard to the representations and warranties contained in Section 4.4, and Chyron shall only be liable with regard to the representations and warranties contained in Section 5.24. Hego shall not be liable for any of its representations and warranties and the only remedy available to Chyron, Chyron US and Chyron AB in case of a breach of any Hego representations or warranties shall be not to close the transaction contemplated by this Agreement in accordance with Section 10. Hego shall have no liability in case of such termination.

(g) No Limitation In Case of Fraud.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit the liability in the kinds of remedies or amounts of recovery or otherwise against Chyron with respect to Fraud by Chyron, Chyron US or Chyron AB, or Hego or a Seller with respect to Fraud by Hego or such Seller, as the case may be. A party is only liable for its own Fraud and not the Fraud of any other party.

11. General Provisions.

11.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered and received: (i) upon receipt if delivered personally; (ii) three (3) business days (or five (5) business days if notice is from a party in one national jurisdiction to a party in another national jurisdiction) after being mailed by airmail, postage prepaid; (iii) one (1) business day after it is sent by commercial overnight courier service or (iv) upon transmission if sent via facsimile or electronic mail with confirmation of receipt at the following address (or at such other address for a party as shall be specified upon like notice):

(a) if to Chyron, Chyron US or Chyron AB, to:

Chyron Corporation
5 Hub Drive
Melville, New York 11747
Attention: Michael Wellesley-Wesley, CEO
e-mail: MWW@chyron.com

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Chrysler Center
666 Third Avenue
New York, New York 10017
Attention: Daniel L. DeWolf
e-mail: DDeWolf@mintz.com

(b) if to Hego, to:

Hego Aktiebolag
Johan Apel, CEO
Tegeluddsvägen 3
SE-115 41 Stockholm, Sweden
e-mail: johan.apel@hegogroup.com

with a copy to:

Wistrand Advokatbyrå
Regeringsgatan 65
PO Box 7543
SE 103 93 Stockholm, Sweden
Attention: Robert Kullgren
e-mail: robert.kullgren@wistrand.se

(c) if to any Seller or the Sellers' Representative, to:

Westhill Group AB
Att: Johan Apel

11.2 Taking of Necessary Action; Further Action.  Each of Chyron, Chyron AB, Chyron US, Hego and each Seller shall take all such reasonable and lawful action as may be necessary or useful in order to effectuate the Stock Sale in accordance with this Agreement as promptly as possible.  If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Chyron AB, post-Closing, with full right, and title to the Capital Stock, the officers and directors of Hego are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest each Seller, post-Closing, with full right, title and possession to its Closing Shares and Earn-Out Shares (if earned), the officers and directors of Chyron and Chyron AB are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

11.3 LIMITATION OF LIABILITY.  NONE OF THE PARTIES HERETO SHALL BE LIABLE FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES PURSUANT TO THIS AGREEMENT, THE STOCK SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.  As of and following the Closing, neither Chyron nor Chyron AB shall have any liabilities pursuant to the Stock Sale or this Agreement or the transactions contemplated hereby other than for (a) payment of the Stock Sale Consideration pursuant to the terms of this Agreement, and (b) the indemnification obligations set forth in Section 10 and Section 7.  As of and following the Closing, the Sellers shall have no liabilities pursuant to the Stock Sale or this Agreement or the transaction contemplated hereby other than for their indemnification obligations set forth in Section 10.  As of and following the Closing, Hego shall not have any liabilities pursuant to the Stock Sale or this Agreement or the transactions contemplated hereby.  Hego and the Sellers' sole and exclusive liability under this Agreement is explicitly and exhaustively described in this Agreement and consequently, neither Hego nor the Sellers shall have any other liability under this Agreement based on any other warranty, implied or expressed, or any other agreement, contract, statute, including under the Swedish Sale of Goods Act (Sw. Köplagen, 1990:931), or legal theory or any other ground.

Chyron, Chyron US and Chyron AB, on the one hand, and Hego on the other hand, have been invited to carry out a legal, business, financial, contractual and accounting investigation of Hego and its Subsidiaries, and Chyron and its Subsidiaries, respectively. They have each carried out such respective investigations, during which (a) Chyron, Chyron US and Chyron AB have had access to the Electronic Data Room where they have been given the opportunity to review all documents included in the Electronic Data Room as of the date of this Agreement and other material made available by Hego; (b) Hego has been given access to the Chyron SEC Documents as of the date of this Agreement and other materials made available by Chyron, (c) each such party has had the opportunity to pose questions in relation to such documents; and (d) each such party has had the opportunity to interview any person holding a management position in the other party. The above-referenced investigation conducted by Chyron, Chyron US and Chyron AB, on the one hand, and Hego on the other hand, is hereinafter referred to as the "Due Diligence Investigation".

Chyron, Chyron US and Chyron AB agree that the representations and warranties given by Hego and the Sellers respectively in Section 3 and Section 4 do not release Chyron, Chyron US and Chyron AB from their duty to investigate Hego and its Subsidiaries and that neither Hego nor the Sellers shall have any liability for any breach of any representation or warranty if matters relating to such breach is:

(i) contained or referred to in this Agreement or in the Electronic Data Room; or

(ii) known by Chyron, Chyron US and Chyron AB or by any of their directors, officers, or employees involved in the acquisition of Hego and its Subsidiaries (whether by the Due Diligence Investigation or any investigation made by or on behalf of them into the affairs of Hego or its Subsidiaries or otherwise).

Hego agrees that the representations and warranties given by Chyron, Chyron US and Chyron AB respectively in Section 5 and Section 5A do not release Hego from their duty to investigate Chyron, Chyron US, Chyron AB and Chyron's Subsidiaries and that none of Chyron, Chyron US, or Chyron AB shall have any liability for any breach of any representation or warranty if matters relating to such breach is:

(i) contained or referred to in this Agreement or in the Chyron SEC Documents; or

(ii) known by Hego or by any of its directors, officers or employees involved in this transaction (whether by the Due Diligence Investigation or any investigation made by or on behalf of them into the affairs of Chyron, Chyron US, Chyron AB, or Chyron's Subsidiaries or otherwise).

11.4 Counterparts.  This Agreement may be executed in one or more counterparts (delivered via electronic mail), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.5 Entire Agreement; Parties in Interest; Assignment.  This Agreement and the documents and instruments and other agreements specifically referred to herein (including but not limited to the Confidentiality Agreement) or delivered pursuant hereto, including but not limited to the Exhibits and Schedules hereto, together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between or among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms.  No party to this Agreement, nor any of their respective Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement including but not limited to the Exhibits and Schedules hereto.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto, and it is not the intention of the parties hereto to confer third-party beneficiary rights.  This Agreement shall not be assigned by any party hereto by operation of law or otherwise without the written consent of the other parties hereto.

11.6 Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.7 Remedies Cumulative.  Except as otherwise provided herein, any and all remedies expressly conferred in this Agreement upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred by this Agreement, and the exercise by a party of any one remedy under this Agreement will not preclude the exercise of any other remedy expressly conferred by this Agreement.

11.8 Governing Law; Dispute Resolution.  This Agreement and the transactions contemplated hereby shall be governed by the laws of Sweden, without reference to conflict of laws principles. Subject to the provisions of Section 2.3(c) in the case of any disagreement regarding Earn-Out Consideration and except as provided in the last sentence of this Section 11.8, the parties hereto agree that the legal place of any arbitration at the London Court of International Arbitration shall be London, United Kingdom (the "LCIA"), under the Rules of the LCIA for non-domestic arbitration, as the means for resolving any disputes arising in connection with this Agreement, the Stock Sale or any of the other transactions contemplated hereby, including without limitation any dispute regarding the existence, validity or termination of this Agreement; provided that any party hereto disagreeing with another party hereto as to any matter related to this Agreement, the Stock Sale or any of the other transactions contemplated hereby shall first notify the other party of such disagreement by written notice, stating the matter or matters in dispute and the notifying party's basis for disagreement.  The parties in disagreement shall thereafter mutually diligently and in good faith endeavor to resolve the disagreement through discussion; provided that, if they are unable to do so within thirty (30) days after the receipt of such notice, any party to such dispute may then submit the matter or matters in dispute to the LCIA for resolution, by written notice to the other party and the LCIA. Unless the parties in disagreement agree to a single arbitrator, each party in disagreement shall appoint one (1) arbitrator, and one (1) additional arbitrator shall be appointed by LCIA (together, the "Arbitration Panel"). The single arbitrator or the Arbitration Panel shall be authorized to award fees and expenses in accordance with the single arbitrator's or the Arbitration Panel's determination as to the relative extent to which the parties respectively prevailed in the arbitration of the matter or matters in dispute and such other factors or considerations as the single arbitrator or the Arbitration Panel may determine relevant, in the single arbitrator's or the Arbitration Panel's sole judgment; provided that, if and to the extent that the single arbitrator or the Arbitration Panel declines to award fees and expenses, the parties in disagreement shall bear their respective fees and expenses incurred in connection with such arbitration. The language to be used in the arbitration proceedings shall be English. The arbitration proceedings and any outcome thereof shall be kept confidential except as Chyron, Hego and the Sellers' Representative may agree or as any party, after consultation with its outside legal counsel, determines is required by law or legal process. The parties in disagreement shall enter into any engagement letter reasonably required by the LCIA.  A determination by the single arbitrator or the Arbitration Panel as to the resolution of any matter or matters in dispute (including any procedural matter) and any additional determination as to the award of fees and expenses shall be binding and conclusive upon the parties.  Notwithstanding the foregoing, any party may seek and, if entitled, obtain from a court of competent jurisdiction, interim relief, such as an injunction or order requiring another party to perform or observe its obligations under this Agreement.

11.9 Amendment; Waiver.  This Agreement may be amended and any provision hereof may be waived at any time, in each case, only by execution of an instrument in writing signed by Chyron, Hego and the Sellers' Representative (if the amendment or waiver occurs prior to the Closing) or Chyron and the Sellers' Representative (if the amendment or waiver occurs after the Closing).  The Sellers shall be bound by any amendment or waiver signed by the Sellers' Representative.  The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date.  Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar) unless explicitly waived.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Chyron, Chyron Holdings, Inc., Chyron AB, Hego, the Sellers and the Sellers' Representative have executed and delivered this Agreement, by their duly authorized respective officers in the cases of Chyron, Chyron Holdings, Inc., Chyron AB and Hego, all as of the date first written above.

CHYRON CORPORATION By: /s/ Michael Wellesley-Wesley Name: Michael Wellesley-Wesley Title: CEO
CHYRON HOLDINGS, INC. By: /s/ Michael Wellesley-Wesley Name: Michael Wellesley-Wesley Title:
CHYRON AKTIEBOLAG By: /s/ Michael Wellesley-Wesley Name: Michael Wellesley-Wesley Title:
HEGO AKTIEBOLAG By: /s/ Johan Apel Name: Johan Apel Title: CEO

SELLERS' REPRESENTATIVE Westhill Group AB By: /s/ Johan Apel Name: Johan Apel

On behalf of the following Sellers:

Mucki Heyman

Stefan Fjellsten
Maxflyt AB
Ulf Bengtsson
Jesper Gawell
Peter Eriksson
Westhill Group AB
Oskar Norrman
Tomas Eriksson
Orange House AB
Tomas Bastinec
Marek Fort
Ian Wray
Timo Lapinoja
Maria Holm
Karin Dahl
Carl Lundmark
Charlotta Mallander
Mattias Edqvist
Christian Nylund
Eric Hayman

Guarantee (Sw. Proprieborgen)

Chyron Corporation hereby irrevocably and unconditionally guarantees, as for its own debt (Sw. såsom för egen skuld), the full and timely performance by Chyron US and Chyron AB of all of their obligations under the Agreement.

This guarantee shall be governed by and construed in accordance with the laws of Sweden without reference to conflict of laws principles. Any dispute concerning or arising out of this guarantee, including without limitation its validity, scope, application or interpretation, shall be settled in accordance with the provisions of Section 11.8 of the Agreement.

Place: Melville, New York

Date: March 9, 2013

CHYRON CORPORATION

By: /s/ Michael Wellesley-Wesley
     Name: Michael Wellesley-Wesley
     Title: CEO

Exhibit A

Form of Transaction Support and Lock-Up Agreement

[Attached]

Execution Copy

TRANSACTION SUPPORT and LOCK-UP AGREEMENT

THIS TRANSACTION SUPPORT AND LOCK-UP AGREEMENT (this "Agreement") is made and entered into as of March 8, 2013, by and among Chyron Corporation, a New York corporation ("Chyron"), the undersigned officer, director or stockholder ("Stockholder") of Chyron, Hego Aktiebolag (corp. reg. no. 556074-9730), a Swedish company ("Hego"), and the Sellers (as defined below) of the shares in Hego to Chyron.

RECITALS

A.           Concurrently with the execution and delivery hereof, Chyron, Chyron Holdings, Inc., a Delaware corporation, Chyron Aktiebolag, a Swedish company ("Chyron AB"), Hego, the Sellers (as defined in the Purchase Agreement (as defined below)) and the Sellers' Representative (as defined in the Purchase Agreement) are entering into a Stock Purchase Agreement of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the "Purchase Agreement"), which provides for the sale (the "Stock Sale") by the Sellers of all of their shares of the capital stock of Hego to Chyron AB, in consideration for Chyron AB transferring that certain amount of Chyron Common Stock (as defined in the Purchase Agreement) and $1,000 in cash as set forth in the Purchase Agreement to the Sellers, in accordance with its terms.

B.           Stockholder is the owner of such number of shares of each class of capital stock of Chyron as well as of other securities in Chyron as are indicated on the signature page of this Agreement.

C.           As a condition and inducement to the willingness of the Sellers to enter into the Purchase Agreement, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

1. Certain Definitions.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement.  For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

"Constructive Sale" means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

"Shares" means (i) all shares of capital stock of Chyron or any other securities in Chyron owned, beneficially or of record, by Stockholder as of the date hereof, (ii) all additional shares of capital stock of Chyron or any other securities in Chyron acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring upon the termination of this Agreement in accordance with Section 6 (the "Term").

"Transfer" means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions.

(a) At all times, until the date that is the later of (1) fifteen (15) months following the Closing Date and (2) the date on which the Registration Statement is declared effective:

i.
Stockholder shall not, except as permitted by the immediately following sentence, Transfer or suffer a Transfer of any of the Shares.  Notwithstanding the immediately preceding sentence, the Stockholder may transfer Shares for bona fide estate planning purposes to his or her spouse, child (natural or adopted), or any other direct lineal descendant of the Stockholder (or his or her spouse) (all of the foregoing collectively referred to as "family members"), or to any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, the Stockholder or any such family members; provided that, before any such Transfer permitted by this sentence, the transferee executes and delivers to the Sellers' Representative  a form of this Agreement providing that such transferee shall be bound by the same terms and conditions with respect to such Shares that the Stockholder is bound by pursuant to this Agreement.

ii.
Any transfer or purported transfer in violation of this Section 2 shall be voidable by Chyron, and Chyron shall not register any transfer of any shares of Chyron Common Stock in violation of this Section 2. Chyron shall instruct its transfer agent to place such stop transfer orders as may be required on the transfer books of Chyron in order to ensure compliance with this Section 2.

iii.	Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, Stockholder shall not commit any act that could reasonably be expected to restrict or affect, or has the effect of restricting or affecting, Stockholder's legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder or otherwise prevent or disable Stockholder from performing any of his/her/its obligations under this Agreement.  Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, Stockholder shall not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity restricting Stockholder's legal power, authority or right to vote the Shares in favor of the approval of the matters set forth in Section 3 hereof.

iv.
If Shares are sold by Stockholder in violation of this provision, the Stockholder shall pay a penalty to Chyron amounting to the purchase price for the Shares or if the Shares were sold below market value, a penalty amounting to the market value of the sold Shares.

(b) The restrictions set forth in Section 2(a) shall immediately terminate with respect to (i) Roger Ogden, Michael Wheeler, Peter Frey or Susan Clark-Johnson, respectively, if such individual ceases to be employed by Chyron or ceases to be a Director of Chyron and (ii) any Stockholder that is affiliated with such individual.

3. Agreement to Vote Shares.

(a) During the Term, at every meeting of the stockholders of Chyron called, and at every adjournment or postponement thereof, Stockholder (in Stockholder's capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote (i) in favor of the approval of the transactions contemplated by the Purchase Agreement (the "Proposed Transaction"), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) in favor of an amendment to Chyron's 2008 Long-Term Incentive Plan to increase the number of shares available for issuance thereunder by an amount that is not less than 15% of Chyron's Pre-Closing Outstanding Shares.

(b)           During the Term, each Stockholder who is also a Director of Chyron agrees to vote to appoint Johan Apel and one other designee of Hego who qualifies as an independent director under the rules of the Nasdaq Stock Market, Inc. to the Board of Directors of Chyron ("Board") effective upon the Closing (representing two of nine Board seats immediately following the Closing).

(c)           If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

4. Grant of Irrevocable Proxy and Covenant by Chyron.

(a) Stockholder hereby irrevocably appoints Chyron and each of its executive officers or other designees (the "Proxyholders") as Stockholder's proxy and attorney-in-fact (with full power of substitution and re-substitution) solely with respect to the matters set forth in Section 3(a), and grants to the Proxyholders full authority, for and in the name, place and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of such Shares, in each case in accordance with Section 3(a) hereof and, in the discretion of the Proxyholders with respect to any proposed adjournments or postponements of any meeting of Stockholders at which any of the matters described in Section 3(a) hereof is to be considered. Chyron undertakes towards Hego and the Sellers to use this proxy and power of attorney in the manner set forth in this Section 4 (a).

(b) Stockholder hereby revokes any proxies heretofore given by Stockholder in respect of the Shares.

(c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Purchase Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement.  Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest, is intended to be irrevocable, and may under no circumstances be revoked during the Term.  The irrevocable proxy granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy or incapacity of Stockholder.

(d) Notwithstanding anything to the contrary provided in this Agreement, this proxy shall only be effective if Stockholder fails to appear, or otherwise fails to cause the Shares to be counted as present for purposes of calculating a quorum, at a meeting of the stockholders of Chyron that occurs during the Term and at which any of the matters set forth in Section 3(a) are to be considered, and to vote the Shares in accordance with Section 3(a) at such meeting, and the parties hereto hereby acknowledge that the proxy granted hereby shall not be effective for any other purpose.  The Proxyholders may not exercise this irrevocable proxy on any matter except as provided above, and Stockholder may vote the Shares on all other matters.

(e) This proxy shall terminate, without the requirement of any further action, upon the termination of this Agreement in accordance with Section 6.

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Hego and the Sellers as follows:

(a) (i) Stockholder is the beneficial or record owner of the shares of capital stock of Chyron indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances, other than restrictions on transfer imposed by the securities laws; and (ii) Stockholder does not beneficially own, or have the right to acquire, any securities of Chyron other than the shares of capital stock and rights to purchase shares of capital stock of Chyron set forth on the signature page of this Agreement.

(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the special meeting of the stockholders of Chyron to be held for the purpose of approving the Proposed Transaction, if it occurs during the Term, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except as otherwise provided in this Agreement, Stockholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (ii) vote all of the Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Entity).  Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) that is still in effect as of the date of this Agreement with any person with respect to any of the Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person limiting or affecting Stockholder's legal power, authority or right to vote the Shares on any matter.

(c) This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.  The execution and delivery of this Agreement and the performance by Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any contract to or by which Stockholder is a party or bound, or any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation to which Stockholder (or any of Stockholder's assets) is subject or bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder's ability to perform Stockholder's obligations under this Agreement or render inaccurate any of the representations made herein.

(d) Stockholder understands and acknowledges that the Sellers are entering into the Purchase Agreement in reliance upon Stockholder's execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

6. Termination.  This Agreement shall terminate and be of no further force or effect whatsoever as of the later of (1) fifteen (15) months following the Closing Date and (2) the date on which the Registration Statement is declared effective, or if earlier, on such date and time as the Purchase Agreement shall have been terminated pursuant to its terms; provided, however, that (i) Section 7 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve Stockholder from any liability for any material inaccuracy in or breach of any representation, warranty or undertaking contained in this Agreement.

7. Miscellaneous Provisions.

(a) Amendments.  No amendment of this Agreement shall be effective against any party unless it shall be in writing and signed by Hego, Chyron and Stockholder.

(b) Waivers.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or any failure or delay on the part of any party in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, or covenants contained in this Agreement.  The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Any waiver by a party of any provision of this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party.

(c) Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by and among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

(d) Governing Law.  This Agreement shall be governed by the laws of Sweden, without reference to any conflict of laws principles.  The parties hereto agree that the legal place of any arbitration at the London Court of International Arbitration shall be London, United Kingdom (the "LCIA"), under the Rules of the LCIA for non-domestic arbitration, as the means for resolving any disputes arising in connection with this Agreement, the Stock Sale or any of the other transactions contemplated hereby; provided that any party hereto disagreeing with another party hereto as to any matter related to this Agreement, the Stock Sale or any of the other transactions contemplated hereby shall first notify the other party of such disagreement by written notice, stating the matter or matters in dispute and the notifying party's basis for disagreement.  The parties in disagreement shall thereafter mutually diligently and in good faith endeavor to resolve the disagreement through discussion; provided that, if they are unable to do so within thirty (30) days after the receipt of such notice, any party to such dispute may then submit the matter or matters in dispute to the LCIA for resolution, by written notice to the other party and the LCIA. Unless the parties in disagreement agree to a single arbitrator, each party in disagreement shall appoint one (1) arbitrator, and one (1) additional arbitrator shall be appointed by LCIA (together, the "Arbitration Panel"). The single arbitrator or the Arbitration Panel shall be authorized to award fees and expenses in accordance with the single arbitrator's or the Arbitration Panel's determination as to the relative extent to which the parties respectively prevailed in the arbitration of the matter or matters in dispute and such other factors or considerations as the single arbitrator or the Arbitration Panel may determine relevant, in the single arbitrator's or the Arbitration Panel's sole judgment; provided that, if and to the extent that the single arbitrator or the Arbitration Panel declines to award fees and expenses, the parties in disagreement shall bear their respective fees and expenses incurred in connection with such arbitration.  The language to be used in the arbitration proceedings shall be English. The arbitration proceedings and any outcome thereof shall be kept confidential except as Chyron, Hego and the Sellers' Representative may agree or as any party, after consultation with its outside legal counsel, determines is required by law or legal process. The parties in disagreement shall enter into any engagement letter reasonably required by the LCIA.  A determination by the single arbitrator or the Arbitration Panel as to the resolution of any matter or matters in dispute (including any procedural matter) and any additional determination as to the award of fees and expenses shall be binding and conclusive upon the parties. Notwithstanding the foregoing, any party may seek and, if entitled, obtain from a court of competent jurisdiction, interim relief, such as an injunction or order requiring another party to perform or observe its obligations under this Agreement.

(e) Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(f) No Third Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any other person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

(g) Further Assurances.  Stockholder agrees to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Chyron or Hego to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement.

(h) No Ownership Interest.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and this Agreement shall not confer any right, power or authority upon any other person to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

(i) Adjustments. Additional Shares.  In the event of any stock dividend, stock split, merger, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Chyron on, of or affecting the Shares, then the terms of this Agreement shall apply to the shares of capital stock or other instruments or documents that the Stockholder owns or has the right to vote immediately following the effectiveness of such event as though they were Shares hereunder.

(j) Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(k) Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy expressly conferred by this Agreement.  The parties hereto agree that the Shares are unique and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the Sellers, Chyron or Hego in the event that this Agreement is breached. Therefore, the Stockholder agrees that in addition to and not in lieu of any other remedies available to Chyron, Hego or the Sellers at law or in equity, Chyron, Hego or the Sellers may obtain specific performance of this Agreement.

(l) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed delivered (i) upon receipt if delivered personally, (ii) three (3) business days (or five (5) business days if notice is from a party in one national jurisdiction to a party in another national jurisdiction) after being mailed by airmail, postage prepaid, or (iii) one (1) business day after being sent by commercial overnight courier service, in each case to the intended recipient at the following address (or at such other address for a party as shall be specified by like notice):  (A) if to Hego, Chyron, any Seller or the Sellers' Representative, to the address provided in the Purchase Agreement, including to the persons designated therein to receive copies; and (B) if to Stockholder, to Stockholder's address shown below Stockholder's signature on the last page hereof.  Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.

(m) Counterparts and Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or "PDF" transmission.

(n) Indemnification. Chyron agrees to indemnify and hold harmless each Stockholder against any losses, claims, damages or liabilities to which such Stockholder may become subject arising out of or relating to its compliance with the provisions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

CHYRON: CHYRON CORPORATION _______________________________ By: Its:	STOCKHOLDER: _______________________________ By: Its: Address: _______________________ _______________________ _______________________
HEGO: HEGO AKTIEBOLAG _______________________________ By: Its:
Telephone:                      (___) _____-________
Facsimile:                      (___) _____-________
E-Mail Address:                                ___________________
Shares Beneficially Owned by Stockholder:
___________ shares of Company Common Stock
___________ Options to acquire Company Common
Stock

___________ Restricted Stock Units to acquire
 Company Common Stock

[Sellers]

_______________________________

Exhibit B

Form of General Power-of-Attorney

[Attached]

GENERAL POWER OF ATTORNEY

The undersigned, authorized signatories of Hego AB, corp. reg. no 556074-9730 (the "Company"), hereby authorizes [name], to manage and represent all financial and other interests of the Company in Sweden and abroad.

This General Power of Attorney thus includes authorization, on behalf of the undersigned, independently and without limitations to negotiate any and all matters with authorities, individuals or legal entities, to enter into agreements or contracts of any kind, to receive and give receipt for payment, and further to represent the interests of the undersigned in all other respects and generally to take all such measures or actions as may legally be taken by the undersigned.

This power of attorney is issued due to changes in the shareholding of the Company. The power of attorney is valid from the execution hereof until and including the day on which new directors of the board and new signatories of the Company have been registered with the Swedish Companies Registrations Office (SW: Bolagsverket).

This General Power of Attorney shall be governed by and construed in accordance with the laws of Sweden.
Place: Date: Hego AB

Johan Apel	[name]